UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERRY ELLIS INTERNATIONAL, INC.

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3000 N.W. 107th Avenue

Miami, Florida 33172

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 13, 2017

To the Shareholders of Perry Ellis International, Inc.:

The 2017 Annual Meeting of Shareholders (including any adjournments, postponements, continuations or reschedulings thereof, the “2017 Annual Meeting”) of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), will be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 a.m., Eastern Daylight Time, on June 13, 2017 for the following purposes:

1.	To elect as director of the Company the nominee named in this proxy statement, to serve until the 2018 Annual Meeting of Shareholders and until his successor has been duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended January 28, 2017, as disclosed in this proxy statement;

3.	To approve, on an advisory basis, the frequency of the advisory vote on the Company’s executive compensation;

4.	To approve the Company’s Amended and Restated 2015 Long-Term Incentive Compensation Plan;

5.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018; and

6.	To transact such other business as may properly come before the 2017 Annual Meeting and any adjournments, postponements, continuations or reschedulings thereof.

Our Board of Directors has fixed the close of business on May 1, 2017 as the record date for determining those shareholders entitled to notice of, and to vote at, the 2017 Annual Meeting.

Your vote is important. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States. In addition to voting by mailing in your proxy card, you may vote by Internet or telephone. The instructions for voting by Internet or telephone are provided on your proxy card or voting instruction form.

Please read the attached proxy statement, as it contains important information you need to know to vote at the 2017 Annual Meeting.

By order of the Board of Directors,
/s/ Cory Shade
Cory Shade,
EVP, General Counsel and Secretary

Miami, Florida

May 9, 2017

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE 2017 ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, WE RESPECTFULLY URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE 2017 ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. “STREET NAME” SHAREHOLDERS WHO WISH TO VOTE THEIR SHARES IN PERSON WILL NEED TO OBTAIN A PROXY FROM THE PERSON IN WHOSE NAME THEIR SHARES ARE REGISTERED.

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to Be Held on June 13, 2017

This proxy statement and our annual report to shareholders on Form 10-K are available at:

http://www.cstproxy.com/perryellis/2017

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 13, 2017

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), of proxies from the holders of our common stock, par value $.01 per share, for use at our Annual Meeting of Shareholders to be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 13, 2017, including any adjournments, postponements, continuations or reschedulings thereof (the “2017 Annual Meeting”), pursuant to the enclosed Notice of Annual Meeting.

The approximate date this proxy statement, the enclosed form of proxy card and our Annual Report on Form 10-K for the fiscal year ended January 30, 2017 are first being sent to shareholders is on or about May 9, 2017. Shareholders should review the information provided herein in conjunction with our Annual Report to Shareholders that accompanies this proxy statement. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

PURPOSES OF THE 2017 ANNUAL MEETING

At the 2017 Annual Meeting, our shareholders will consider and vote upon the following matters:

1.	To elect as director of the Company the nominee named in this proxy statement, to serve until the 2018 Annual Meeting of Shareholders and until his successor has been duly elected and qualified;

2.	To approve on an advisory basis the compensation of the Company’s named executive officers for the fiscal year ended January 28, 2017, as disclosed in this proxy statement;

3.	To approve, on an advisory basis, the frequency of the advisory vote on the Company’s executive compensation;

4.	To approve the Company’s Amended and Restated 2015 Long-Term Incentive Compensation Plan;

5.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018; and

6.	To transact such other business as may properly come before the 2017 Annual Meeting and any adjournments, postponements, continuations or reschedulings thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth herein) will be voted (a) “FOR” the election of the nominee for director named in the section titled “Election of Directors,” (b) “FOR” the advisory vote on our executive compensation, (c) “ONE YEAR” for the advisory vote on the frequency of future advisory votes on our executive compensation; (d) “FOR” the adoption of the Company’s Amended and Restated 2015 Long-Term Incentive Plan; (e) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018, and (f) in the discretion of the persons named on the accompanying proxy card in connection with any other business that may properly come before the 2017 Annual Meeting and any adjournments, postponements, continuations or reschedulings thereof. At this time, the Board of Directors knows of no other business that may properly come before the 2017 Annual Meeting; however, if other matters properly come before the 2017 Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment. In the event a shareholder specifies a different choice by means of the enclosed proxy, the shareholder’s shares will be voted in accordance with the specification so made.

GENERAL INFORMATION

Who is entitled to vote at the 2017 Annual Meeting?

Your Board has set the close of business on May 1, 2017 as the record date for determining those shareholders entitled to notice of, and to vote on, all matters that may properly come before the 2017 Annual Meeting. As of the record date, the Company had approximately 15,734,117 outstanding shares of common stock entitled to notice of, and to vote at, the 2017 Annual Meeting. No other securities are entitled to vote at the 2017 Annual Meeting. Only shareholders of record on such date are entitled to notice of, and to vote at, the 2017 Annual Meeting.

What are the voting rights of shareholders?

Each shareholder of record is entitled to one vote for each share of the Company’s common stock that is owned as of the close of business on the record date on all matters to come before the 2017 Annual Meeting. Under our Fifth Amended and Restated Articles of Incorporation, shareholders do not have cumulative voting rights in the election of directors.

How many votes must be present to hold the 2017 Annual Meeting?

To conduct business at the 2017 Annual Meeting, a quorum must be present. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matters being considered at the 2017 Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum exists, we count proxies marked “withhold authority” as to any director nominee or “abstain” as to a particular proposal as being present at the meeting. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will also be considered present at the meeting for purposes of determining whether a quorum exists.

How do I vote my shares?

In addition to voting in person at the 2017 Annual Meeting, you may vote by mail, Internet or telephone.

Vote by Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Follow the instructions on the proxy card you receive with this proxy statement. You will be prompted to enter your control number(s), located on your proxy card, and then follow the directions to vote your shares.

Vote by Telephone. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Follow the instructions on the proxy card you receive with this proxy statement. You will be prompted to enter your control number(s), located on your proxy card, and then follow the directions given.

If you vote by Internet or telephone, you do not need to return your proxy card.

Voting by Mail. To vote by mail, please sign, date and return to the Company as soon as possible the enclosed proxy card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet or by telephone as described above, you need not also mail a proxy to the Company.

Voting at the 2017 Annual Meeting. You may vote by ballot in person at the 2017 Annual Meeting. If you want to vote by ballot, and you hold your shares in street name (that is, through a bank or broker), you must obtain a legal proxy from that organization and bring it to the 2017 Annual Meeting. Even if you plan to attend the 2017 Annual Meeting, you are encouraged to submit a proxy card or vote by Internet or telephone to ensure that your vote is received and counted. If you vote in person at the 2017 Annual Meeting, you will revoke any prior proxy you may have submitted.

How can I revoke my proxy or change my vote?

If you are a registered shareholder, you may revoke your proxy at any time before it is actually voted at the 2017 Annual Meeting by giving notice of revocation to the Company in writing; by executing and returning to the Company a later-dated form of proxy; by submitting a later-dated vote through the designated Internet site or the toll-free telephone number stated on the form of proxy prior to the deadline for transmitting voting instructions electronically; or by voting by ballot in person at the 2017 Annual Meeting. Attending the 2017 Annual Meeting will not, by itself, revoke your proxy.

If you hold your shares in “street name,” you must follow the instructions provided by the holder of record in order to revoke your previous voting instructions.

Will my shares be voted if I do not provide instructions to my broker or nominee?

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange (the “NYSE”). In uncontested solicitations, these rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non votes.” Therefore if you hold your shares in the name of your broker (sometimes called “street name” or “nominee name”) and you do not provide your broker with specific instructions regarding how to vote on any proposal to be voted on at the 2017 Annual Meeting, your broker will not be permitted to vote your shares on non-routine proposals. The only proposal to be voted on at the 2017 Annual Meeting that is considered a routine proposal is Proposal 5 regarding the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018. All other proposals to be voted on at the 2017 Annual Meeting are considered non-routine. Therefore, if you want your vote to be counted on any proposal to be considered at the 2017 Annual Meeting, other than Proposal 5, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on our behalf with respect to such proposals.

What vote is required?

Our corporate governance guidelines provide that, in an uncontested election, a nominee for director is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard would not apply in contested elections, which means an election in which there are more nominees for director than available seats on the Board. The election of directors at the 2017 Annual Meeting is expected to be an uncontested election. As such, a director will be elected only if a majority of the votes cast for the director exceeds the number of votes cast against the director.

For each of the other proposals covered by this proxy statement to be approved, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” your board’s nominee for director and “FOR” Proposals 2, 4, and 5, and “ONE YEAR” for Proposal 3, as recommended by our Board of Directors. In tabulating the votes for any particular proposal, shares that constitute broker non-votes or abstentions will not be counted as votes cast for any non-routine proposal. Thus, broker non-votes and abstentions will not be counted as votes cast “FOR” or as “ONE YEAR” for any non-routine proposal. The only routine proposal being presented for shareholder approval is Proposal 5.

How will my shares be voted if I mark “Abstain” on my proxy card?

We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but abstentions will not be counted as votes cast for or against any given matter.

What does it mean if I receive more than one proxy card or voting instruction form?

If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please vote using each proxy card or voting instruction form you receive or, if you vote by Internet or telephone, you will need to enter each of your Control Numbers. Remember, you may vote by telephone, Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided.

Who will solicit proxies on behalf of the board?

Proxies may be solicited on behalf of the Board of Directors, without additional compensation, by the Company’s directors, officers and regular employees. We have not retained a professional proxy solicitor or other firm to assist with the solicitation of proxies, although we may do so if deemed appropriate.

Who will bear the cost of the solicitation of proxies?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to shareholders, will be borne by the Company. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, banks, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.

May I attend the 2017 Annual Meeting?

Only holders of the Company’s shares as of the record date are entitled to attend the 2017 Annual Meeting. Family members are welcome to accompany you to the 2017 Annual Meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license or state identification card. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date. No cameras, recording equipment, large bags, briefcases or packages will be permitted into the 2017 Annual Meeting.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the 2017 Annual Meeting in our Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the 2017 Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as practicable after they become available.

How can I obtain additional copies of these materials or copies of other documents?

Complete copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, are also available on our website at www.pery.com. The Company’s filings with the SEC are available free of charge via a link from this address. Unless expressly indicated otherwise, information contained on our website is not part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is part of this proxy statement. These website addresses are intended to be inactive textual references only. You may also contact our corporate secretary for additional copies.

PROPOSAL 1 – ELECTION OF DIRECTORS

At our 2016 Annual Meeting of Shareholders (“2016 Annual Meeting”), our shareholders approved an amendment to Article VI of the Company’s Fourth Restated Articles of Incorporation to provide for the phased elimination of the classified structure of the Company’s Board of Directors. This phase-out is to begin with the 2017 Annual Meeting. As this amendment cannot shorten the existing term of a director, the directors who were elected prior to the effectiveness of the amendment (including the directors elected at the 2016 Annual Meeting) will complete their respective terms and be eligible thereafter for re-election for one-year terms. Beginning with the 2019 Annual Meeting of Shareholders, the entire Board of Directors will be elected annually.

Our Board of Directors currently comprises of eight directors – two in the class whose terms expire at the 2017 Annual Meeting, three in the class whose terms expire in 2018, and three in the class whose terms expire in 2019. Of the Board members whose terms expire at the 2017 Annual Meeting, Mr. J. David Scheiner is standing for election at the 2017 Annual Meeting. If elected, he will hold office for a one-year term expiring at the 2018 Annual Meeting of Shareholders or until his successor is elected and qualified. Ms. Alexandra Wilson will not be standing for re-election and we acknowledge the outstanding services she provided the Company since her election to the Board in 2014.

We believe Mr. Scheiner, our director nominee for the 2017 Annual Meeting, has the integrity, knowledge, breadth of relevant and diverse experience and commitment necessary to navigate our Company through the complex and dynamic business environment in which we operate and to deliver superior value to our shareholders. Our director nominee was recommended by the Corporate Governance and Nominating Committee to the board, which unanimously approved his nomination. The recommendations of your board are based on its carefully considered judgment that the experience, record and qualifications of the nominee makes him the best candidate to serve on the board.

The nominee recommended by your board has consented to being a nominee for election to the board, to being named in this proxy statement and to serving as a member of the Board if elected by the Company’s shareholders. As of the date of this proxy statement, the Company has no reason to believe that Mr. Scheiner will be unable or unwilling to serve if elected as a director. However, if for any reason he becomes unable to serve or for good cause will not serve if elected, the Board upon the recommendation of its Corporate Governance and Nominating Committee may designate a substitute nominee, in which event the shares represented by proxies returned to us will be voted for such substitute nominee. If any substitute nominee is so designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominee, discloses that such nominee has consented to being named in the amended proxy statement and to serve as director if elected, and includes certain biographical and other information about such nominee required by the applicable rules promulgated by the SEC.

The accompanying proxy card will not be voted for anyone other than the Board’s nominee or designated substitute. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect J. David Scheiner to the Board, unless, by marking the appropriate space on the accompanying proxy card, the shareholder instructs that he, she or it withholds authority from the proxy holder to vote.

Nominees

The person nominated as director is as follows:

Name	Age	Position with the Company	Current Term Expires	Term Expires
J. David Scheiner(1)(2)(3)	67	Director	2017	2018

(1)	Member of Corporate Governance and Nominating Committee.
(2)	Member of Audit Committee.
(3)	Member of Compensation Committee.

J. David Scheiner was elected to our Board of Directors in 2014 and chairs our Compensation Committee. Mr. Scheiner is a consultant with J. David Scheiner, LLC, a company he founded in 2009, which provides consulting services internationally to companies in the retail and wholesale fields, investment banks and private equity funds, as well as helps businesses connect to large retailers. Since April 2016, he has served as a consultant to and sits on the advisory board of SIB, a fixed cost reduction company. From 2007 until his retirement in 2009, he served as the President and Chief Operating Officer of Macy’s Florida/Puerto Rico, a division of Macy’s Inc., a department store. From 1991 to 2007, Mr. Scheiner served as Vice Chairman, Director of Stores for Macy’s Florida/Burdines. He was President of Federated Department Stores and Allied Stores Corp., which operated Maas Brothers/Jordan Marsh department stores, from 1988 to 1991. From 1972 through 1988, he served in various management capacities at Burdines, Inc., a department store. Mr. Scheiner was a director of Cache, Inc., a women’s specialty retailer, from August 2013 until May 2015. He was also Chairman of the Board of Metro Bank of Dade County and its holding company, Metrobank Financial Services, Inc., between 2007 and 2010. He is a member of the board of The Strategic Forum and the Florida chapter of the National Association of Corporate Directors. Additionally, he is a lifetime trustee of the Miami Children’s Hospital Foundation and was a member of the Board of Directors of United Way of Miami-Dade County. Mr. Scheiner’s over 40 years department and specialty store retail experience includes merchandising, marketing, customer service, sales, logistics, operations, distribution, store planning, construction and real estate, which provides him with a background that is relevant to the board and allows him to advise us on a range of operational and industry matters.

PROPOSAL 1 – OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF OUR DIRECTOR NOMINEE NAMED ON THE ENCLOSED PROXY CARD, J. DAVID SCHEINER.

Continuing Directors and Management

Set forth below is certain information concerning our continuing directors who are not currently standing for election and our other executive officers who are not directors:

Name	Age	Position with the Company	Term Expires
Directors
Oscar Feldenkreis	57	Chief Executive Officer and President (“CEO” or “CEO/President”)	2018
Bruce J. Klatsky(1)(2)(3)	68	Director	2018
Michael W. Rayden(1)(2)(3)	68	Director	2018
George Feldenkreis	81	Executive Chairman	2019
Joe Arriola(1)	69	Director	2019
Jane E. DeFlorio(1)(2)	46	Director	2019

Name	Age	Position with the Company	Term Expires
Other Executive Officers
David Enright	50	Chief Operating Officer	N/A
Luis Paez	56	Chief Information Officer	N/A
David Rattner	49	Chief Financial Officer	N/A
Cory Shade	52	Executive Vice President, General Counsel and Secretary	N/A
Stanley P. Silverstein	65	President, International Development and Global Licensing	N/A
John F. Voith, Jr.	62	President, Golf Division	N/A

(1)	Member of Corporate Governance and Nominating Committee.
(2)	Member of Audit Committee.
(3)	Member of Compensation Committee.

Oscar Feldenkreis serves as our Chief Executive Officer and President since April 2016. Mr. Feldenkreis was elected our Vice President and a director in 1979 and joined us on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of our operations since that time and was elected President/COO, in February 1993, and Vice Chairman of the Board in March 2005. He is on the board of the American Apparel & Footwear Association, President of the Friends of the Israel Defense Forces (FIDF), Greater Miami Chapter, member of the Leadership Council of the Greater Miami Jewish Federation, an advisory board member of the Miami Fashion Institute for Miami-Dade College, an advisory board member of My Mela and an advisory board member for the University of Pennsylvania’s Wharton School of Business Retail. Mr. Feldenkreis’ extensive experience in the apparel industry and all aspects of the markets served by us, as well as, his experience in all aspects of the Company’s operations, make him uniquely qualified to serve as a member of the board.

Bruce J. Klatsky was elected to our Board of Directors in 2015 and is Chairman of our Audit Committee. Mr. Klatsky retired as Chief Executive Officer of PVH Corporation in June 2005, and later as Chairman on December 31, 2007, having served the Company for 36 years, 13 as CEO, and a further six as President. During his tenure as CEO of PVH, Mr. Klatsky oversaw the operations and strategic development of the company and led the transformation of a 120-year old domestic shirt manufacturer into one of the largest apparel and footwear companies in the world, growing its market capitalization from approximately $300 million to over $3.5 billion. During his tenure at PVH, he was instrumental in growing the business organically and through strategic acquisitions since he joined PVH in 1971 as a merchandising trainee. In 2002, Mr. Klatsky pursued and executed PVH’s acquisition of Calvin Klein. In addition, he led numerous other successful acquisitions at PVH, including acquiring such brands as IZOD, Gant, Bass, Arrow, and the worldwide rights to Van Heusen. Following his retirement as CEO of PVH, Mr. Klatsky co-founded a private equity company, LNK Partners, to identify and support strong management teams in building outstanding consumer and retail businesses. Mr. Klatsky serves on the Board of Directors of Gazal Corporation Ltd., a leading Australian branded clothing company, and is currently the board’s lead independent director. Mr. Klatsky currently joined and serves on the Board and Executive Committee of IAVA, Iran and Afghan Veterans of America, one of the largest Veterans Associations in the United States. Previously, Mr. Klatsky served on President Clinton’s White House Apparel Task Force and as an Advisor on U.S. trade policy to the Bush and Regan administrations. Mr. Klatsky is uniquely qualified to serve on our board due to his extensive experience as the chief executive of a large publicly traded apparel company, his service on the Board of Directors of other publicly traded apparel and retail companies, and his expertise regarding domestic and international aspects of the apparel industry, wholesaling and retailing.

Michael W. Rayden was elected to our Board of Directors in 2015 and chairs our Corporate Governance and Nominating Committee. In January 2015, Mr. Rayden retired as President and Chief Executive Officer of Tween Brands, Inc., currently a subsidiary of Ascena Retail Group, Inc. Mr. Rayden led Tween Brands as CEO since 1996, when it was known as Too, Inc. In 1999, he took the Company public, adopting the Tween Brands name in 2006. In 2008, Mr. Rayden consolidated the entire business under the Justice brand, and in 2009 the

Company was acquired by Dress Barn, now Ascena Retail Group. From 1999 to 2009, Mr. Rayden also served as the Chairman of the Board of Directors of Tween Brands. Prior to joining Tween Brands, Mr. Rayden served as President, CEO and Chairman of Pacific Sunwear of California, Inc. from 1990-1996. Mr. Rayden has held chief executive positions at The Stride Rite Corporation and Eddie Bauer Inc. Mr. Rayden has served as a director at David’s Bridal, Inc., Dress Barn, Inc., Pacific Sunwear of California, Inc., Strottman International, Inc., The Stride Rite Corporation and Tween Brands, Inc. Mr. Rayden is highly qualified to serve on our board due to his extensive experience with retail and apparel companies and his service on the Board of Directors of publicly traded apparel and marketing companies.

George Feldenkreis founded the Company in 1967, has been involved in all aspects of our operations since that time and served as our President and a director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer. Mr. Feldenkreis currently serves as Executive Chairman of the Board after serving as our Chairman of the Board, as well as, our Chief Executive Officer until April 2016. He is a trustee of the University of Miami, a member of the Board of Directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, and a member of the Board of Directors of the American Apparel and Footwear Association. He served as a director of Federal-Mogul Corporation until the company went private in 2016. Mr. Feldenkreis’ development and expansion of the Company from a small privately-held company to a successful multi-brand public company, as well as his role as our Chief Executive Officer, provide valuable experience and insight to the board and to us.

Joe Arriola was appointed to our Board of Directors in December 2015. Mr. Arriola previously served as a director from 2006 until July 2015 and was not nominated for re-election at the Company’s 2015 Annual Meeting of Shareholders because of his desire to focus more of his time and attention on his responsibilities as Chairman of the Public Health Trust, the independent governing body for Jackson Memorial Hospital, Miami, Florida, and a proposed $1 billion expansion of the hospital. After the Public Health Trust achieved significant progress in connection with the hospital’s expansion plans, Mr. Arriola rejoined the board after advising the board that he believed he could once again dedicate the requisite time and attention to serving on the Board of Directors. Mr. Arriola has significant management experience in both private and public enterprises. In 1972, Mr. Arriola founded Avanti-Case Hoyt, a commercial printing company, and served as its President until 2001. From January 2002 to August 2002 he was Chief Business Officer of the Miami-Dade School Board. From 2003 to 2006, he was City Manager of the City of Miami. Between August 2006 and December 2006, he was the Managing Partner of MBF Healthcare Partners, a private equity firm. Mr. Arriola served as the President and Chief Executive Officer of Pullmantur Cruises, the largest cruise line in Spain, from September 2007 to September 2008, from which he retired. Since 2010, he has been Chairman, of the Public Health Trust for Jackson Memorial Hospital. In returning to the board, Mr. Arriola brings not only extensive experience as an executive, entrepreneur, governmental leader and public company board member, but also his extensive historical knowledge of the Company and its operations, knowledge that the Board of Directors believes will be very beneficial as the Company plans to implement its previously announced leadership succession.

Jane E. DeFlorio, a member of our Board of Directors since December 2014, was appointed our lead independent director on May 20, 2015. From 2007 to 2013, Ms. DeFlorio served as a Managing Director at Deutsche Bank, AG, global banking and financial services company, in the U.S. Retail and Consumer Group. While at Deutsche Bank, Ms. DeFlorio covered a range of mid-to-large cap retail clients, including The TJX Companies, Home Depot and Nike. Prior to her role at Deutsche Bank, from 2002 to 2007, Ms. DeFlorio held the title of Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank, a business unit of UBS Group AG, and advised on high-profile consumer transactions for clients such as Kraft Foods and Maidenform Brands. Ms. DeFlorio serves on the Board of Directors of DDR Corp. (NYSE:DDR) a real estate investment trust that owns and manages a high-quality portfolio of value-oriented shopping centers located in top markets across the United States. Ms. DeFlorio currently serves as the Vice Chairman of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University, a leading progressive university in New York City with more than 10,000 graduate and undergraduate students. She also serves on the Board of Governors for The Parsons School of Design. As a seasoned investment banker with over 16 years’

experience advising mid-to large-cap retail and e-commerce clients primarily focused on the apparel and retail sectors, Ms. DeFlorio is uniquely qualified to advise the board and us in connection with capital structure, capital allocation, strategic direction, risk management, financial matters, shareholder value creation and strategic opportunities.

David Enright was appointed Chief Operating Officer in June 2016. He served in various roles at Coach, Inc. (“Coach”), a premium bags and accessories company, from 2007 through July 2015, and from August 2015 until May 2016 was a consultant. Mr. Enright was Coach’s Senior Vice President of Global Distribution, Planning & Logistics from 2009 through July 2015 and prior to that, he was Vice President, Planning and Logistics. Before joining Coach, Mr. Enright held several operational roles with Lenox Group and Brown Foreman Corporation, Lenox Division, a tabletop, giftware and collectibles company, from 1995 to 2007, and with Unilever US, Lever Brothers Division, a consumer products company, from 1993 to1995.

Luis Paez was appointed Chief Information Officer in 2000. From December 1994 to 2000, he served as our MIS Director. From 1989 to 1994, he held various positions including that of Systems Director for Suave Shoe Corporation, a public company engaged in shoe manufacturing.

David Rattner was appointed Chief Financial Officer in February 2017. From 1994 until 2016, Mr. Rattner served in various finance and accounting roles at Elizabeth Arden Inc., a cosmetics company, most recently as Vice President of Finance and Corporate Controller beginning in 2009 and also as Interim Chief Accounting Officer from 2013 to 2014.

Cory Shade was appointed Executive Vice President and General Counsel in May 2015 after serving as Corporate Secretary since 2014, Senior Vice President and General Counsel since 2006, and after serving as Assistant Secretary since 2010. Between 2002 and 2006, Ms. Shade was General Counsel of BG Investment, LLC, an investment company. From 2000 through 2002, Ms. Shade was a corporate attorney at the law firm of Kilpatrick Stockton LLP. From 1998 through 2000, she was General Counsel of FirstCom Corporation, a telecommunications company, which merged into AT&T Latin America Corp. From 1996 through 1998, Ms. Shade was a corporate attorney at the law firm of Steel, Hector & Davis LLP, now known as Squire Patton Boggs.

Stanley P. Silverstein, was appointed President, International Development and Global Licensing in September 2013. From 2006 to 2013, Mr. Silverstein served as Executive Vice President-International Strategy and Business Development of The Warnaco Group, Inc., which merged into PVH Corp., both apparel companies. From 1984 to 2006, Mr. Silverstein served in various management capacities for Warnaco, including EVP Corporate Development, Chief Administrative Officer, General Counsel and Secretary.

John F. Voith, Jr. was appointed President, Golf Division in April 2014. From April 2012 to April 2014 he served as Group President of Golf and Sportswear Divisions. From September 2009 to April 2012, he served as President of Golf and Sportswear Divisions and from 2001 to 2009 he served as Executive Vice President of the Sportswear Division. Prior to 2001, Mr. Voith held various positions, including as an Executive Vice President, at each of PVH Corp. and The Arrow Co., both apparel companies.

George Feldenkreis is the father of Oscar Feldenkreis, our CEO and a Director.

Our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board of Directors. As of the 2017 Annual Meeting, each director for election will be elected annually. Directors elected prior to the 2017 Annual Meeting will complete their respective term, unless otherwise stated, and until their successors have been duly elected and qualified. Oscar Feldenkreis, Bruce J. Klatsky and Michael W. Rayden hold office until the 2018 Annual Meeting. George Feldenkreis, Jane E. DeFlorio and Joe Arriola hold office until the 2019 Annual Meeting.

CORPORATE GOVERNANCE

Board Responsibilities, Structure and Requirements

The board oversees, counsels and directs management in our long-term interests and those of our shareholders. The board’s responsibilities include:

•	Selecting and regularly evaluating the performance of the CEO and other executive officers;

•	Reviewing and approving our major financial objectives and strategic and operating plans, business risks and actions;

•	Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	Overseeing the processes for maintaining the integrity of our financial statements and other publicly disclosed information in compliance with law.

The board has a “lead independent director” Jane E. DeFlorio who was elected lead independent director in May 2015. The responsibilities of the lead independent director are as follows: (i) presides at all meetings of the board at which the Chairman is not present including presiding at executive sessions of the board (without management present) at regularly scheduled board meetings, (ii) serves as a liaison between the Chairman (and management) and the independent directors, (iii) approves meeting agendas, time schedules and other information provided to the board, and (iv) is available for direct communication and consultation with major shareholders, as appropriate, upon request. Our lead independent director also has the authority to call meetings of the independent directors.

Our Company previously had one person serving as both our CEO and Chairman of the Board. In April 2016, the roles were separated when Oscar Feldenkreis was appointed CEO by our board of directors. George Feldenkreis, our former CEO, continues to serve as Executive Chairman of our Board of Directors. We believe this is the most appropriate structure at this time.

All of our directors are expected to comply with our Code of Business Conduct and Ethics and our Insider Trading Policy. Our Code of Ethics and Conduct are posted in the “Our Company” section of our website at www.pery.com.

Meetings and Committees of the Board of Directors

The Board of Directors and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. During fiscal 2017, our Board of Directors held seven meetings including board meetings held via conference call. During fiscal 2017, all of our then current directors attended at least 75% of the meetings of the Board of Directors and applicable committees on which they served. We strongly encourage all directors to attend the 2017 Annual Meeting of Shareholders, but we have no specific policy requiring attendance by directors at such meeting. All of our then current directors attended the 2016 Annual Meeting of Shareholders.

The board delegates various responsibilities and authority to different board committees. Committees regularly report on their activities and actions to the full board. During fiscal 2017, the standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Investment Policy Committee. The board has determined that each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee is an independent director in accordance with the standards adopted by The Nasdaq Stock Market, Inc., or NASDAQ. Our independent directors meet without management at regularly scheduled executive sessions, in conjunction with regularly scheduled board and committee meetings, and at such other times as they deem appropriate.

Our board, or the applicable committee, has adopted a written charter for each of the Audit, Compensation, and Corporate Governance and Nominating Committees and has adopted corporate governance guidelines that address the composition and duties of the board and its committees. The charters for the Audit, Corporate Governance and Nominating, and Compensation Committees, and our Corporate Governance Guidelines, are posted in the “Our Company” section of our website at www.pery.com, and each is available in print, without charge, to any shareholder. Each of the committees has the authority to retain independent advisors and consultants with all fees and expenses to be paid by us.

Audit Committee

The Audit Committee is comprised of Bruce J. Klatsky, Chairman of the committee, Jane E. DeFlorio, Michael W. Rayden and J. David Scheiner. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and controls regarding finance, accounting, risk, legal compliance and ethics that management and our Board of Directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including any recommendations to improve the system of accounting and internal controls. The Audit Committee met on thirteen occasions during fiscal 2017, including participation in conference calls with members of management and our independent registered public accounting firm to review and pre-approve earnings releases and our quarterly and annual periodic reports before their issuance.

The Audit Committee is comprised of outside directors who are not officers or employees of us or our subsidiaries. In the opinion of the Board of Directors, all of the members of the Audit Committee are “independent” as that term is defined in the NASDAQ listing standards and the rules and regulations of the SEC, and these directors are independent of management and free of any relationships that would interfere with their exercise of independent judgment as members of the Audit Committee. Additionally, each of Bruce J. Klatsky, Jane E. DeFlorio and Michael W. Rayden has been determined by our Board of Directors to meet the qualifications of an “Audit Committee Financial Expert” as defined in the SEC’s rules.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. Our internal audit department also reports directly to the Audit Committee through the Director of Internal Audit. The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the SEC’s rules adopted thereunder, meets with management and the independent registered public accounting firm prior to the filing of our periodic reports. The Audit Committee has also adopted policies and procedures for reporting improper activity to enable confidential and anonymous reporting of improper activities to the Audit Committee and the treatment of such reported activity.

Compensation Committee

The Compensation Committee is presently comprised of J. David Scheiner, Chairman of the committee, Bruce J. Klatsky, Michael W. Rayden and Alexandra Wilson. The Compensation Committee determines the goals and objectives, and makes determinations regarding the salary and incentives, for the CEO, approves salaries and incentives for other executive officers, administers our incentive compensation plans and makes recommendations to the Board of Directors and senior management regarding our compensation programs, including an assessment of the risks associated with such programs. The Compensation Committee held seven meetings during fiscal 2017 including committee meetings held via conference calls.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of Michael W. Rayden, Chairman of the committee, Joe Arriola, Jane E. DeFlorio, Bruce J. Klatsky, J. David Scheiner and Alexandra Wilson, all

independent directors. During fiscal 2017, the Corporate Governance and Nominating Committee met four times including committee meetings held via conference calls.

The Corporate Governance and Nominating Committee is responsible for evaluating our governance and the governance of our board and its committees; monitoring our compliance and that of the board and its committees with our corporate governance guidelines; and evaluating our corporate governance guidelines and reviewing those matters that require the review and consent of the independent directors of the board and that are not otherwise within the responsibilities delegated to another committee of the board. The committee assists the Board of Directors, by identifying and recommending to the board qualified potential board nominees in advance of each Annual Meeting of Shareholders. Pursuant to the board membership criteria as set forth in the corporate governance guidelines, the committee requires that each director or nominee that it considers for the Board of Directors: (1) be a person of personal and professional integrity; (2) demonstrate seasoned business judgment; (3) be independent from management (with respect to outside directors); (4) possess strategic planning experience/vision; and (5) have sufficient time to commit to the board. Additionally, pursuant to our corporate governance guidelines, the committee has determined that it will consider a number of other factors, skills and characteristics in evaluating candidates for the Board of Directors, such as:

•	The candidate’s ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	The candidate’s history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	The candidate’s time availability for in-person participation at Board of Directors and committee meetings;

•	The candidate’s judgment and business experience with related businesses or other organizations of comparable size;

•

The knowledge and skills the candidate would add to the Board of Directors and its committees, including the candidate’s knowledge of the SEC and NASDAQ regulations, and accounting and financial reporting requirements;

•	The candidate’s ability to satisfy the criteria for independence established by the SEC and NASDAQ;

•	The candidate’s business management and leadership experience;

•	The overall financial acumen of the candidate;

•	The candidate’s technical knowledge;

•	The candidate’s industry knowledge;

•	The functional experience of the candidate;

•	The risk management experience of the candidate;

•	The gender and cultural diversity of the candidate;

•	The makeup, skills and experience of the board as a whole; and

•	The interplay of the candidate’s experience with the experience of other board members.

The board believes that it should be a diverse body and the Corporate Governance and Nominating Committee regularly evaluates the composition of the Board of Directors in light of the Company’s strategies, business focus and related factors. In assessing the appropriate composition of the Board of Directors, the committee considers diversity. The committee approaches diversity broadly, including gender and cultural diversity, and takes into account the candidates’ various professional and personal backgrounds, skill sets and business perspectives.

The committee will consider a candidate recommended by a shareholder, provided that the shareholder mails a timely received recommendation to us that contains the following:

•	The recommending shareholder’s name and contact information;

•	The candidate’s name and contact information;

•	A description of the candidate’s background and qualifications, taking into account the qualification factors set forth above;

•	The reasons why the recommending shareholder believes the candidate would be well suited for the Board of Directors;

•	A statement by the candidate that the candidate is willing and able to serve on the Board of Directors; and

•	A brief description of the recommending shareholder’s ownership of our common stock and the term during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a shareholder, the committee will consider, among other things, (a) the appropriateness of adding another director to the Board of Directors and (b) the candidate’s background and qualifications. The committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a shareholder, may request an interview with the candidate and request that the candidate complete the Company’s standard director and officer questionnaire. The committee will not determine whether to recommend that the Board of Directors nominate a candidate until the committee completes what it believes to be a reasonable investigation, even if that delays the recommendation until after it is too late for the candidate to be nominated with regard to a particular meeting of shareholders. When the committee determines not to recommend that the Board of Directors nominate a candidate, or the board determines to nominate or not to nominate a candidate, the committee will notify the recommending shareholder and the candidate of the determination.

Investment Policy Committee

During fiscal 2017, the Investment Policy Committee was comprised of Joe Arriola, Chairman of the committee, Jane E. DeFlorio and Alexandra Wilson. The Investment Policy Committee’s function was to oversee and administer the retirement plan and the pension plan acquired as a result of our 2003 acquisition of Perry Ellis Menswear, LLC and our 401(k) plan. The Investment Policy Committee met on three occasions during fiscal 2017 including committee meetings held via conference calls. After the termination of the pension plan, the Board of Directors reviewed the purpose, duties and responsibilities of the Investment Policy Committee and upon the recommendation of the Corporate Governance and Nomination Committee, determined to streamline its committees and dissolve the Investment Policy Committee as a committee of the Board of Directors in March 2017.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee (i) has ever been an officer or employee of us, (ii) has any relationship requiring disclosure by us under SEC rules, or (iii) is an executive officer of another entity where one of our executive officers serves on the Board of Directors.

Board Self-Evaluation

Our Board of Directors annually evaluates and assesses its performance and effectiveness. This assessment includes a comprehensive review of responsibilities, processes, and effectiveness. In addition, we encourage our directors to attend formal training programs in areas relevant to the discharge of their duties as directors. We reimburse directors for all expenses they incur in attending such programs.

Director Independence

The board has determined that a majority of its members and its recommended director nominee is “independent” in accordance with NASDAQ standards. In determining the independence of our directors and director nominee, our Board of Directors considered information regarding the relationships between each director or director nominees and his or her family and us. Our Board of Directors made its determinations under the listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director or director nominee is not our employee and has not engaged in various types of business dealings with us. The NASDAQ definition also includes a subjective test. As required by the NASDAQ listing requirements, our Board of Directors made a subjective determination as to each independent director and director nominee that no relationships exist that, in the opinion of the Board of Directors, would interfere with each such director’s or director nominee’s exercise of independent judgment in carrying out the responsibilities of a director.

In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and director nominee to us with regard to each such person’s business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our Board of Directors concluded that Joe Arriola, Jane E. DeFlorio, Bruce J. Klatsky, Michael W. Rayden, J. David Scheiner and Alexandra Wilson each satisfied the NASDAQ standards of independence.

In addition to the NASDAQ standards for independence, the directors who serve on the Audit Committee and Compensation Committee each satisfy standards established by the SEC to qualify as “independent” for the purposes of serving on the Audit Committee and Compensation Committee, respectively. The SEC standards provide that members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us other than their director compensation and the SEC standards provide that any such consulting, advisory, or other compensatory fee be taken into account in determining the independence of Compensation Committee members.

Shareholder Communication with the Board of Directors

Our Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: General Counsel. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by our Board of Directors, upon receipt of such communications, our General Counsel will log receipt of such communications and send a copy of all communications that the General Counsel believes are bona fide and require attention to each member of our Board of Directors, identifying each one as a communication received from a shareholder. The General Counsel will also periodically provide our Board of Directors with a summary of all communications received and any responsive actions taken. Absent unusual circumstances, at the next regularly scheduled meeting of our Board of Directors held more than two days after a communication has been distributed, the Board of Directors will consider the substance of any communication that any director wants to discuss.

Corporate Governance Guidelines

The board has adopted Corporate Governance Guidelines. The Corporate Governance and Nominating Committee is responsible for overseeing these guidelines and making recommendations to the board concerning corporate governance matters. Among other matters, the guidelines address the following items concerning the board and its committees:

•	Director qualifications generally and guidelines on the composition of the board and its committees;

•	Director responsibilities and the standards for carrying out such responsibilities;

•	Board membership criteria;

•	Board committee requirements;

•	Director compensation;

•	Director access to management and independent advisors;

•	Director orientation and continuing education requirements; and

•	CEO evaluation, management succession and CEO compensation.

Majority Voting in the Election of Directors

Our Corporate Governance Guidelines provide for majority voting in the election of directors at uncontested meetings of shareholders, preserving plurality voting in the election of directors at contested meetings of shareholders. Specifically, our Corporate Governance Guidelines provide that, in an uncontested election, a nominee for director is elected only if such nominee receives the affirmative vote of the majority of the votes cast with respect to such candidate at any meeting for the election of directors at which a quorum is present (meaning that the votes cast “for” a candidate’s election must exceed the votes cast “against” that candidate’s election). The majority voting standard would not apply in contested elections, which means an election in which the number of director nominees exceeds the number of directors to be elected at the meeting.

Corporate Governance Practices

The board has adopted best practices in corporate governance. Examples of the board’s commitment to best practices in corporate governance are the following:

•

Majority Voting: In accordance with our corporate governance guidelines, directors who do not receive a majority of the votes cast in an uncontested election are required to tender their resignations to the Corporate Governance and Nominating Committee, which then decides whether to recommend to the board that such resignation be accepted.

•

Stock Ownership Policy: We have stock ownership guidelines requiring senior executive officers and outside directors to hold our common stock with a value of at least one to five times their base salary, depending on position, and three times their annual cash retainer, respectively.

•

Hedge / Pledge Policy: The board adopted restrictions on engaging in hedging transactions involving our common stock and on pledging such common stock, in each case, by our directors and senior executive officers.

•	Clawback Policy: The board adopted a clawback policy which covers all senior executive officers and provides for the potential recoupment of incentive-based compensation under specified circumstances.

•

Related Party Transactions Policy: The board adopted a related party transactions policy to further refine its procedures and ensure that related party transactions continue to be appropriately scrutinized and reviewed.

Role of Board of Directors in Risk Oversight

We have a comprehensive enterprise risk management process in which management is responsible for managing our risks and the board and its committees provide review and oversight in connection with these efforts. Risks are identified, assessed and managed on an ongoing basis by management and addressed during periodic senior management meetings, resulting in both board and committee discussions and public disclosure, as appropriate. The board is responsible for overseeing management in the execution of its risk management responsibilities and for reviewing our approach to risk management. The board administers this risk oversight function either through the full board or through one of its standing committees, each of which examines various components of our enterprise risks as part of its responsibilities. An overall review of risk is inherent in the board’s consideration of our long and short term strategies, acquisitions and significant financial matters. The Audit Committee oversees financial risks (including risks associated with accounting, financial reporting, enterprise resource planning, and collectability of receivables), legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking. The Corporate Governance and Nominating Committee considers risks related to the recruitment and retention of directors with the appropriate background to oversee, counsel and direct management, risks related to management succession planning and overall corporate governance practices.

The Board of Directors is responsible for overseeing the design of the risk management process and, in that regard, created an Enterprise Risk Management Committee (“ERM Committee”), a non-board committee under the supervision of our CEO, to centrally coordinate the comprehensive enterprise risk management process. The ERM Committee has a top risks plan that is reviewed at least semi-annually by the ERM Committee. The ERM Committee reviews our programs and processes related to risk management, and the individuals responsible for them. The ERM Committee categorizes enterprise risk into five categories: Financial/Reporting, Compliance and Legal, Strategic and External, Operational, and Technology, and then reviews and analyzes the likelihood, impact, inherent risk and residual risk for all identified risks. Included in the review is the identification of the top concerns, assessment of their possible impact and probability, and identification of the responsible risk owner. The ERM Committee regularly assesses, monitors and re-evaluates our risks and provides regular updates to the Board of Directors and its committees, as applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Pursuant to our written Related Party Transaction Policy, our Corporate Governance and Nominating Committee and Audit Committee share the responsibility for the review and approval of “related party transactions” between us and our executive officers, directors or other related persons including the transactions described below. It is the responsibility of each director and executive officer to bring any related party transactions to our attention before we enter into the transaction. In addition, we circulate written questionnaires to our executive officers and directors each year that ask for information about related party transactions. In reviewing and approving related party transactions, directors of the approving committee who do not have an interest in the transaction consider the relevant facts and determine whether the transaction is not less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons. The Related Party Transaction Policy is posted in the “Our Company” section of our website at www.pery.com.

The Company was founded by brothers George and Isaac Feldenkreis. Since the Company was founded approximately 50 years ago, the Feldenkreis family has played an active role in the Company. Since 1967, three generations of the Feldenkreis family have worked at Perry Ellis. Even though the Company’s initial public offering in 1993 occurred more than two decades ago, the Feldenkreis family has continued to maintain a very substantial equity ownership in the Company and currently has beneficial ownership of more than 18% of our issued and outstanding equity.

Since 1967, George Feldenkreis and a number of his family members have served the Company in key management positions. In addition to George Feldenkreis’ position as our Executive Chairman, his son, Oscar Feldenkreis, serves as our CEO/President, and Fanny Hanono, his daughter, has worked for us since 1988, serving the Company in a variety of managerial capacities. Ms. Hanono currently serves as our Executive Vice President – Administration where, among other responsibilities, she oversees the Company’s real estate facilities, logistics, procurement, customs compliance programs and management of our foreign offices. During fiscal

2017, Ms. Hanono received approximately $364,000 in salary, bonus and benefits, plus the value of approximately $56,697 time-vesting restricted stock and $113,000 performance-based restricted stock granted under the Fiscal 2017 LTI Plan, which vests over three years. The Company employs other members of the extended Feldenkreis family, but none of these employees received total compensation in an amount more than $120,000 during fiscal 2017.

The Company leases approximately 16,000 square feet for administrative offices, at facilities owned by our Executive Chairman, George Feldenkreis. These facilities were designed specifically for use by the Company and are in close proximity to our Miami, Florida headquarters. During the first half of fiscal 2015, we amended the existing ten-year lease to extend the term for five years, beginning July 1, 2014 and expiring June 30, 2019. Pursuant to the amended lease agreement, beginning July 1, 2014, the basic monthly rent became $14,666 and increases 3% on the first month of each of the remaining 12-month periods during the extended term. Rent expense, including insurance and taxes, for the lease amounted to approximately $243,000, or $15.19 per square foot, for fiscal 2017. Prior to the Company entering into the amended lease, our Corporate Governance and Nominating Committee, taking into consideration information from independent third party sources, reviewed the terms of the lease extension and determined the lease terms were at market.

We are a party to licensing agreements with Isaco International, Inc. (“Isaco”), pursuant to which Isaco was granted the exclusive license to use the Perry Ellis and John Henry brand names in the United States and Puerto Rico to market a line of men’s underwear, hosiery and loungewear. We have been party to a licensing relationship with Isaco with respect to men’s underwear, hosiery and loungewear since 1995 and that licensing relationship predates our acquisition of the Perry Ellis and John Henry brands in 1999. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, our CEO/President. Royalty income earned from the Isaco license agreements amounted to $2.2 million for fiscal 2017. Advertising reimbursements from the Isaco license agreements amounted to approximately $500,000 for fiscal 2017. We buy licensed product from our numerous licensees to complement our direct-to-consumer product offerings for our retail stores and ecommerce sale. In fiscal 2017, we purchased approximately $600,000 of licensed products from Isaco to fulfill our direct-to-consumer business needs.

For fiscal 2017, we paid approximately $800,000 in insurance policy premiums for insurance that was secured for us by Sprezzatura Insurance Group LLC, an insurance intermediary company, from independent third-party insurance companies related to property and casualty, including cargo, employment practices, privacy and network liability, fiduciary, commercial crime, commercial accident and travel, kidnap and ransom, and comprehensive coverage of all of our foreign offices including liability and property coverage. Joseph Hanono, the grandson of George Feldenkreis, our Executive Chairman, is the President of the Sprezzatura Insurance Group. The policy premiums for the insurance secured for the Company by the Sprezzatura Insurance Group represents approximately 5% of the Company’s total annual insurance premiums. On an annual basis, our Corporate Governance or Audit Committee reviews the Company’s arrangement with the Sprezzatura Insurance Group and, as part of such review, assess the extent to which the Company benefits from this arrangement. The third-party insurance consultant that was retained by us to review our transactions with the Sprezzatura Insurance Group determined that the insurance policies that we obtained through Sprezzatura Insurance Group provided appropriate coverage for the risk profile of our business and operations. The consultant further concluded that the premium cost of those insurance policies appeared to be at or favorable to market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on the record date, May 1, 2017, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of the Named Executive Officers listed in the Summary Compensation Table below, (iii) each of our directors and nominee for director, and (iv) all of our directors, nominee for director and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our outstanding common stock other than as set forth in the following table.

Name and Address of Beneficial Owner(1)(2)	Number of Shares	% of Class Outstanding
George Feldenkreis(3)(17)	1,644,815	10.4%
Oscar Feldenkreis(4)(17)	1,233,681	7.8%
Joe Arriola(5)(18)	5,817	*
J. David Scheiner(6)(18)	16,432	*
Alexandra Wilson(7)(18)	17,158	*
Jane E. DeFlorio(8)(18)	11,665	*
Bruce J. Klatsky(9)(18)	9,240	*
Michael W. Rayden(10)(18)	9,240	*
John Voith(11)(19)	58,199	*
Stanley Silverstein(12)(19)	88,164	*
David B. Rattner(13)(19)	19,895	*
All directors, nominees for director and executive officers as a group (14 persons)(14)	3,218,577	20.2%

Dimensional Fund Advisors LP	1,323,754	8.4%
Building One 6300 Bee Cave Road Austin, Texas, 78746(15)

BlackRock, Inc.	1,605,896	10.3%
55 East 52nd Street New York, NY 10055(16)

*	Less than 1%.

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.
(2)	Except as otherwise indicated, the persons named in this table have sole voting, investment and dispositive power with respect to all shares of common stock listed, which includes shares of common stock that such persons have the right to acquire within 60 days from the record date.
(3)	Represents (a) 1,580,292 shares of common stock held directly by George Feldenkreis, (b) 57,894 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (c) 3,706 shares of restricted stock held directly by George Feldenkreis, which vest on April 22, 2018, and (d) 2,923 shares of restricted stock held directly by George Feldenkreis, which vest on April 20, 2018. Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(4)

Represents (a) 844,235 shares of common stock held by a revocable trust of which Oscar Feldenkreis is the trustee, (b) 150,000 shares of common stock held by three irrevocable trusts, each of which holds 50,000 shares of common stock, of which Oscar Feldenkreis’ spouse is the trustee, (c) 58,361 shares of common stock held directly by Oscar Feldenkreis, (d) 57,894 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (e) 4,940 shares of restricted stock held directly by Oscar Feldenkreis which vest on April 22, 2018, (f) 14,777 shares of restricted stock held directly by Oscar Feldenkreis, which vest in two equal annual installments beginning on April 20, 2018, (g) 19,716 shares of restricted stock held directly by

Oscar Feldenkreis, which vest in three equal annual installments beginning on April 25, 2018, (h) 44,333 shares of performance stock granted in April 2016, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2019 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), and (i) 39,425 shares of performance stock granted in April 2017, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2020 (and he may be entitled to additional performance shares if the Company exceeds the performance goals). Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted and performance shares until the shares have vested; the shares described in clauses (a) – (c) are pledged and held in a margin account.
(5)	Represents (a) 5,317 shares of restricted stock held directly by Mr. Arriola which vest on June 9, 2017, and (b) 500 shares owned by a revocable trust of which Mr. Arriola and his spouse are the trustees.
(6)	Represents (a) 3,116 shares of common stock held directly by Mr. Scheiner, (b) 1,712 shares of restricted stock held directly by Mr. Scheiner, which vest in two equal annual installments commencing on July 17, 2017, (c) 1,130 shares of restricted stock held directly by Mr. Scheiner, which vest on June 5, 2017, (d) 5,317 shares of restricted stock held directly by Mr. Scheiner, which vest on June 9, 2017, and (e) 5,157 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Scheiner that are exercisable within 60 days of the record date. Mr. Scheiner has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(7)	Represents (a) 3,116 shares of common stock held directly by Ms. Wilson, (b) 1,712 shares of restricted stock held directly by Ms. Wilson, which vest in two equal annual installments commencing on July 17, 2017, (c) 1,130 shares of restricted stock held directly by Ms. Wilson, which vest on June 5, 2017, (d) 5,317 shares of restricted stock held directly by Ms. Wilson, which vest on June 9, 2017, and (e) 5,883 shares of common stock issuable upon the exercise of stock appreciation rights held by Ms. Wilson that are exercisable within 60 days of the record date. Ms. Wilson has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(8)	Represents (a) 1,680 shares of common stock held directly by Ms. DeFlorio, (b) 1,712 shares of restricted stock held directly by Ms. DeFlorio, which vest in two equal annual installments commencing on July 17, 2017, (c) 412 shares of restricted stock held directly by Ms. DeFlorio, which vest on December 12, 2017, (d) 5,317 shares of restricted stock held directly by Ms. DeFlorio, which vest on June 9, 2017, and (e) 2,544 shares of common stock issuable upon the exercise of stock appreciation rights held by Ms. DeFlorio that are exercisable within 60 days of the record date. Ms. DeFlorio has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(9)	Represents (a) 856 shares of common stock held directly by Mr. Klatsky, (b) 1,712 shares of restricted stock held directly by Mr. Klatsky, which vest in two equal annual installments commencing on July 17, 2017, (c) 5,317 shares of restricted stock held directly by Mr. Klatsky, which vest on June 9, 2017, and (d) 1,355 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Klatsky that are exercisable within 60 days of the record date.
(10)	Represents (a) 856 shares of common stock held directly by Mr. Rayden, (b) 1,712 shares of restricted stock held directly by Mr. Rayden, which vest in two equal annual installments commencing on July 17, 2017, (c) 5,317 shares of restricted stock held directly by Mr. Rayden, which vest on June 9, 2017, and (d) 1,355 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Rayden that are exercisable within 60 days of the record date.
(11)

Represents (a) 15,576 shares of common stock held directly by Mr. Voith, (b) 6,261 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Voith that are exercisable within 60 days of the record date, (c) 1,558 shares of restricted stock held directly by Mr. Voith, which vest on April 22, 2018, (d) 2,545 shares of restricted stock held directly by Mr. Voith, which vest in two equal annual installments beginning on April 20, 2018, (e) 3,399 shares of restricted stock held directly by Mr. Voith, which vest in three equal annual installments beginning on April 25, 2018, (f) 15,275 shares of performance stock granted in April 2016, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2019 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), and (g) 13,585 shares of performance stock granted in April 2017, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2020 (and he may be entitled to additional performance shares if the Company exceeds the performance goals). Mr. Voith has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted and performance shares until the shares have vested.
(12)	Represents (a) 1,802 shares of common stock held directly by Mr. Silverstein, (b) 50,000 shares of restricted stock, which vest in two equal annual installments beginning on September 9, 2017, (c) 1,558 shares of restricted stock held directly by Mr. Silverstein, which vest on April 22, 2018, (d) 2,545 shares of restricted stock held directly by Mr. Silverstein, which vest in two equal annual installments beginning on April 20, 2018, (e) 3,399 shares of restricted stock held directly by Mr. Silverstein, which vest in three equal annual installments beginning on April 25, 2018, (f) 15,275 shares of performance stock granted in April 2016, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2019 (and he may be entitled to additional performance shares if the Company exceeds the performance goals), and (g) 13,585 shares of performance stock granted in April 2017, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2020 (and he may be entitled to additional performance shares if the Company exceeds the performance goals). Mr. Silverstein has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted and performance shares until the shares have vested.
(13)	Represents (a) 10,000 shares of restricted stock held directly by Mr. Rattner, which vest as follows: 3,333 on February 6, 2018, 3,333 shares on February 6, 2019, and 3,334 shares on February 6, 2020, (b) 3,300 shares of restricted stock held directly by Mr. Rattner, which vest over three years beginning April 25, 2018, and (c) 6,595 shares of performance stock granted in April 2017, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2020 (and he may be entitled to additional performance shares if the Company exceeds the performance goals).
(14)	Includes (a) 1,684,985 shares of common stock directly held, (b) 994,735 shares of common stock indirectly held, (c) 9,688 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date, (d) 153,314 shares of common stock issuable upon the exercise of stock appreciation rights that are currently exercisable or are exercisable within 60 days of the record date, (e) 193,765 shares of restricted stock, and (f) 182,090 shares of performance stock.
(15)	Based solely on information contained in a Schedule 13G filed with the SEC for the period ended December 31, 2016. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in its Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(16)	Based solely on information contained in a Schedule 13G filed with the SEC for the period ended December 31, 2016. Represents shares of common stock held by BlackRock, Inc. and with respect to which BlackRock, Inc. has sole voting and dispositive power.
(17)	Includes restricted and common stock equal in value to five times base salary; executive is expected to retain 50% of the after-tax profit shares upon vesting or exercise of all equity grants until meeting the executive stock ownership guidelines.
(18)	Includes restricted and common stock equal in value to three times the annual cash retainer; nonmanagement director is expected to retain 100% of the after-tax profit shares acquired upon vesting or exercise of all equity grants until meeting the stock ownership guidelines.
(19)	Includes restricted and common stock equal in value to one times base salary, executive is expected to retain 50% of the after-tax profit shares upon vesting or exercise of all equity grants until meeting the executive stock ownership guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% percent of our common stock to file reports of beneficial ownership and changes in ownership of our common stock with the SEC. Such persons are required to furnish us with copies of all Section 16(a) forms they file.

Based on a review of our records or oral or written representations from certain reporting persons subject to Section 16(a), we believe that, with respect to fiscal 2017, all filing requirements applicable to our directors and executive officers who are subject to Section 16(a) were complied with.

DIRECTOR COMPENSATION

Directors’ compensation is established by the Board of Directors upon the recommendation of the Compensation Committee. Directors who are also our employees are not paid any fees or other remuneration for service on the board or any of its committees.

In fiscal 2016, the Compensation Committee engaged the outside compensation consultant, Frederic W. Cook, Inc. (“Cook”), to review the competitiveness of our non-employee director compensation including market practices relative to the Company’s fiscal 2016 peer group (as described in the section of this proxy statement captioned “Executive Compensation Policy”). The consultant’s review and analysis included collecting market data from the latest proxy filings for peer companies and reviewing published surveys representative of industry market practices. Additionally, the consultant’s review encompassed an analysis of competitive practices, prevalence and trends relating to annual cash compensation (retainers and meeting fees), equity-based compensation (stock options, stock appreciation rights, full-value shares), and other notable practices (committee chair and lead director premiums). The Cook study indicated that the value of the non-employee director compensation program was below the 25th percentile of market practice. Based on a review and analysis of the recommendations presented by Cook, the non-employee director compensation programs were realigned to be in the median range of the Company’s fiscal 2016 peer group, taking into consideration factors such as the significant time commitment associated with board service for the Company. Accordingly, effective December 3, 2015, the non-employee directors’ compensation was set as follows: the annual board cash retainer was increased from $35,000 to $80,000, payable in quarterly installments; board and committee meeting fees were eliminated; the value of the annual equity grant of restricted common stock was increased from $60,000 in value to $110,000 in value of restricted common stock, with a one year vest period (“Fee Program”); a grant of a stock option or stock appreciation rights award equal to $50,000 in option or appreciation rights value, as applicable, with three-year vesting to new directors (“New Director Program”) was eliminated; a $20,000 additional annual cash retainer, payable in quarterly installments, to the Independent Lead Director was implemented; the Audit Chairman annual cash retainer was increased from $10,000 to $15,000; the Compensation Chairman annual cash retainer was increased from $5,000 to $12,500 the Governance and Nominating Committee and Investment Committee Chair annual cash retainers were increased from $5,000 to $7,500. All cash retainers are payable in quarterly installments. The fiscal 2017 director’s compensation was paid at the same levels as set in fiscal 2016.

It is our Company’s policy to strongly encourage stock ownership by our directors to closely align the interests of directors and shareholders. In conjunction with the fiscal 2016 review of non-employee director compensation programs, and effective December 3, 2015 the Compensation Committee adopted enhanced stock ownership guidelines to further align the interests of directors and shareholders. Under the new policy, non-employee directors are expected to retain three times the value of the annual board cash retainer and retain 100% of the after-tax profit shares acquired upon vesting or exercise of all equity grants until they meet the stock ownership guidelines. Given the significant increase in the stock ownership requirement and appointment of several new members to the Board over the past 24 months, as of the end of fiscal 2017, none of our non-employee directors met the new stock ownership targets.

Our stock ownership guidelines are posted in the “Our Company” section of the website at www.pery.com.

The following table sets forth compensation information for fiscal 2017 for all of our then current non-employee directors.

Fiscal Year 2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option/SARs Awards ($)	All Other Compensation ($)	Total Compensation ($)
Joe Arriola	94,819	110,000	—	*	204,819
Jane E. DeFlorio	103,000	110,000	—	*	213,000
Bruce J. Klatsky	99,000	110,000	—	*	209,000
Michael W. Rayden	92,500	110,000	—	*	202,500
J. David Scheiner	97,500	110,000	—	*	207,500
Alexandra Wilson	81,000	110,000	—	*	191,000

(1)	The amounts shown reflect grant date fair value calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in (Footnote 23) to the consolidated financial statements in our Annual Report on Form 10-K, for fiscal 2017. On June 9, 2016, each of our then current non-management directors received a grant of restricted common stock equal to approximately $110,000 in value, with vesting to occur on June 9, 2017. The table immediately following this table, entitled “Director Outstanding Equity Awards as Fiscal Year End,” contains information regarding vested and unvested restricted shares held by our directors.
*	Perquisites and other personal benefits provided to such director during fiscal 2017 had a total value of less than $10,000.

The following table sets forth the stock options, SARs and restricted shares held at January 28, 2017, by each individual referenced in our Fiscal 2017 Director Compensation table above.

Director Outstanding Equity Awards at Fiscal Year End

	Options					Restricted Shares
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Option/SARs (#) Unexercisable		Options/ SARs Exercise Price ($)	Expiration Date	Number of Restricted Shares of Stock That Have Not Vested (#)		Market Value of Restricted Shares of Stock That Have Not Vested ($)(1)
Joe Arriola	—	—		—	—	5,317	(2)	124,950

Jane E. DeFlorio	2,544	1,272	(3)	24.26	12/11/2021	—		—
	—	—		—	—	5,317	(2)	124,950
	—	—		—	—	1,712	(4)	40,232
	—	—		—	—	412	(5)	9,682
Bruce J. Klatsky	1,355	2,710	(6)	23.38	7/16/2022	—		—
	—	—		—	—	5,317	(2)	124,950
	—	—		—	—	1,712	(4)	40,232
Michael W. Rayden	1,355	2,710	(7)	23.38	7/16/2022	—		—
	—	—		—	—	5,317	(2)	124,950
	—	—		—	—	1,712	(4)	40,232
J. David Scheiner	3,438	1,719	(8)	17.71	6/4/2021	—		—
	—	—		—	—	5,317	(2)	124,950
	—	—		—	—	1,712	(4)	40,232
	—	—		—	—	1,130	(9)	26,555
Alexandra Wilson	5,883	—		15.49	2/19/2021	—		—
	—	—		—	—	5,317	(2)	124,950
	—	—		—	—	1,712	(4)	40,232
	—	—		—	—	1,130	(9)	26,555

(1)	Values were determined based on a closing price of $23.50 as of January 27, 2017, the last trading day of fiscal 2017.
(2)	Pursuant to the then current Fee Program, we granted each director 5,317 restricted shares, which will fully vest on June 9, 2017.
(3)	Pursuant to the New Director Program, Ms. DeFlorio was granted stock appreciation rights to acquire 3,816 shares of common stock which vests in three equal annual grants of 1,272 shares beginning on December 12, 2015.
(4)	Pursuant to the then current Fee Program, we granted each director 2,568 restricted shares, which vest in three equal annual installments of 856 shares, on July 17, 2016, July 17, 2017 and July 17, 2018.
(5)	Pursuant to the then current Fee Program, we granted Ms. DeFlorio 1,236 restricted shares, which vest in three equal annual installments of 412 shares beginning December 12, 2015.
(6)	Pursuant to the New Director Program, Mr. Klatsky was granted stock appreciation rights to acquire 4,065 shares of common stock which vests in three equal annual grants of 1,355 shares beginning on July 17, 2016.
(7)	Pursuant to the New Director Program, Mr. Rayden was granted stock appreciation rights to acquire 4,065 shares of common stock which vests in three equal annual grants of 1,355 shares beginning on July 17, 2016.
(8)	Pursuant to the New Director Program, Mr. Scheiner was granted stock appreciation rights to acquire 5,157 shares of common stock which vests in three equal annual grants of 1,719 shares beginning on June 5, 2015.
(9)	Pursuant to the then current Fee Program, we granted each director 3,390 restricted shares, which vest in three equal annual installments of 1,130 shares on June 5, 2015, June 5, 2016 and June 5, 2017.

Our directors are not eligible to participate in our pension or retirement plans and did not receive any deferred compensation earnings or non-equity incentive plan compensation during fiscal 2017.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our compensation philosophy is designed to:

(i)	align our associates’ goals with shareholder and other stakeholder interests;

(ii)	attract, retain and motivate world-class talent;

(iii)	ensure pay is competitively positioned;

(iv)	provide rewards for superior performance and limit rewards for performance below targets; and

(v)	promote achievement for our annual goals and long-term strategic objectives.

Our fiscal 2017 compensation programs reflect this philosophy and its principles.

During fiscal 2017, we focused on five core business strategies, including:

(i)	optimizing our portfolio of brands and businesses,

(ii)	strengthening our strategic positioning,

(iii)	expanding international distribution,

(iv)	enhancing direct to consumer channels, and

(v)	driving operational efficiencies.

Highlights for fiscal 2017 included:

•	Adjusted diluted EPS increased 13% to $2.04 from $1.81 in fiscal 2016.

•	Delivered adjusted EBITDA margin expansion to 6.6% for fiscal year 2017 and 8.4% for the 4th quarter of fiscal 2017.

•	Delivered $2.78 per share in operating cash flow.

•	Reduced inventories by 17% to $151 million for fiscal 2017 as compared to $183 million in fiscal 2016.

As a result of our continued strategic strengthening, we accomplished the following during fiscal 2017:

(i)	Expanded our core menswear brands by 1.6% and 3.2% in constant currency.

(ii)	Significantly improved the product performance across our global brands thereby increasing adjusted gross margins by 140 basis points to 37.2%.

(iii)	Introduced Nike Swim into Europe and Latin America and expanded golf lifestyle by introducing Ben Hogan into UK.

(iv)	Closed 10 underperforming retail stores while growing ecommerce sales by 18%.

(v)	Executed 22 new licensing arrangements across 7 key brands and increased royalty income to $36.0 million for the year.

(vi)	Reduced costs by over $7 million in fiscal 2017, which provided funding for business expansion as well as inflationary cost increases.

(vii)	Further solidified our financial position reducing net debt to capitalization to 17.2% thereby providing support for future growth.

We believe that our positioning is strong and will provide continued momentum into fiscal 2018 for growing profitable revenues, expanding gross margins and driving higher profit margins.

We set aggressive performance objectives for fiscal 2017 and made progress toward our goals. However, as a result of our performance during fiscal 2017, we did not pay annual incentives company-wide under our short-term incentive compensation plan because we did not achieve the pre-established “gatekeeper” performance goal of achieving prior year corporate EBITDA. In setting the pre-established performance goals for fiscal 2017, the Compensation Committee determined to concentrate the strategic goals on sales growth, profitability enhancement and margin expansion. While the business environment was challenging, we did make extensive progress during fiscal 2017 in terms of expanding adjusted EBITDA margin to 6.6%, which was driven by adjusted gross margin expansion of 140 basis points. However, our sales plan was not achieved which impacted our EBITDA goals and prevented us from reaching our “gatekeeper” results for payment of annual incentive bonuses to our named executive officers.

Long-term incentive awards were made in the form of time-vested restricted stock and performance-based incentive plan awards that pay in cash or stock, which were awarded in accordance with our prior practices awarding a combination of time-vested equity grants and performance-based incentive plan awards that pay in cash or stock, as applicable. The performance-based awards were designed to pay for performance for the fiscal 2017-2019 time periods and results of these awards will be determined at the end of fiscal 2019. Performance-based awards made at the beginning of fiscal 2015 and covering the 2015-2017 fiscal years paid out to the participants including participating named executive officers based on the Company achieving $2.65 billion in three-year cumulative revenue during the pre-established performance period, which exceeded the three-year cumulative threshold revenue objective of $2.52 billion.

The Compensation Committee believes these are appropriate pay outcomes given our financial performance and shareholder return during fiscal 2017 and reflect the linkage between pay and performance.

Named Executive Officers

During fiscal 2017, our named executive officers were as follows:

Name	Position with the Company
George Feldenkreis	Executive Chairman (April 2016 to present), Chairman/CEO (1993 – April 2016)
Oscar Feldenkreis	CEO/President (April 2016 to present), President/COO (1993 – April 2016)
Anita D. Britt	Former Chief Financial Officer (“CFO”) (2009 – February 2017)
John F. Voith	President, Golf Division (“Golf Division President”)
Stanley P. Silverstein	President, International Development and Global Licensing (“International President”)

Executive Compensation Policy

The Compensation Committee acts on behalf of the Board of Directors to approve the compensation of our executive officers and provides oversight of our compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to our deferred compensation plans, management stock plans, and incentive plans covering executive officers and other senior management. In overseeing the plans, the Compensation Committee delegates authority for day-to-day administration to the head of the Human Resources Department and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, where permitted, to our CEO/President, Executive Chairman and CFO, except for awards to the CEO/President, Executive Chairman and CFO, whose awards are determined by the Compensation Committee. The Compensation Committee considers recommendations from our CEO/President and Executive Chairman with respect to the compensation of the CFO and other executive officers.

The Compensation Committee also reviews and approves on an annual basis corporate goals and objectives relevant to the compensation of our CEO/President and Executive Chairman, evaluates the CEO/President and Executive Chairman’s performance in light of those goals and objectives, and reports to the board the CEO/President and Executive Chairman’s compensation levels based on this evaluation. In determining the long-term incentive component of the CEO/President and Executive Chairman’s compensation, the Compensation Committee considers, among other things, our performance and relative shareholder return, the value of similar incentive awards to CEO/President and Executive Chairman’s at comparable companies, and the compensation set forth in the CEO/President and Executive Chairman’s employment agreements. The objectives of our compensation programs are to:

•	attract and retain world class executive officers;

•	motivate our executive officers to accomplish our strategic and financial objectives;

•	align our executive officers’ interests with those of our shareholders; and

•	favor performance-based compensation for named executive officers that is aggressive, but achievable without excessive risk taking.

Our executive compensation programs are based on several factors, including the level of job responsibility, individual performance, division performance and Company performance. Compensation reflects the value of performance and rewards superior performance while limiting rewards for performance below targets. Compensation also reflects differences in job responsibilities, geographic and marketplace considerations. Compensation of executives in similar positions at peer apparel companies is also considered in this evaluation, especially for a new executive. The Compensation Committee believes the most effective executive compensation program rewards our achievement of specific annual, long-term and strategic goals, and aligns the interests of the executives with those of the shareholders by rewarding performance in accordance with established goals that are aggressive, but achievable without excessive risk-taking. The Compensation Committee evaluates both performance and compensation to ensure we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers, including the named executive officers, should include both cash compensation that rewards performance as measured against established goals and stock-based compensation.

From 2009 to September 2015, the Compensation Committee directly engaged PM&P to assist it with executive compensation and director compensation matters. During such time, PM&P periodically advised the Compensation Committee in its review of the competitiveness and effectiveness of our executive compensation and incentive practices, including review of overall compensation levels, peer group information and practices, and trends in long-term incentives as well as a competitive compensation assessment. PM&P provided no services to the Company other than those provided directly to or on behalf of the Compensation Committee relating to executive compensation and director compensation services, when and as requested by the committee.

In preparation for the fiscal 2016 compensation setting process, the Compensation Committee requested PM&P’s assistance with:

(i)	re-evaluation of the companies in the peer group,

(ii)	review of the competitiveness of our executive compensation programs, and

(iii)	comprehensive review of the design of the programs and their contribution to the short- and long-term financial performance objectives of the Company.

In reviewing and selecting the fiscal 2016 peer group, the Compensation Committee first selected 18 companies in the apparel manufacturing and retail industry, which included 11 companies with similar business characteristics to our business. The Compensation Committee considered publicly available information from 2014, including revenue, EBITDA, total assets, market capitalization and enterprise value.

As a result of this review, our fiscal 2016 peer group was comprised of the following companies:

American Apparel, Inc.	Guess?, Inc.
Carter’s Inc.	GIII Apparel Group Ltd.
Columbia Sportswear Co.	Oxford Industries Inc.
Crocs, Inc.	Quiksilver Inc.
Deckers Outdoor Corp.	Steve Madden, Ltd.
Delta Apparel Inc.

In September 2015, the Compensation Committee engaged Cook to conduct a competitive assessment in connection with the Board’s announced management succession plan with respect to the transition of Mr. George Feldenkreis from the position of CEO to the position of Executive Chairman and the transition of Mr. Oscar Feldenkreis from the position of President/COO to the position of CEO/President of the Company. The assessment included a review of the compensation for the designated Executive Chairman and CEO/President’s total direct compensation (sum of base salary, annual bonus and long-term incentive/equity grant values) and provide recommendations to the Compensation Committee in reviewing and approving their new employment agreements (as described in the section of the proxy statement captioned “Employment Agreements” below). Additionally, Cook was engaged to assist with the fiscal 2017 compensation setting process and a review of the compensation programs. As part of the process and review, the Compensation Committee reviewed the peer group to be utilized. In reviewing the peer group, American Apparel, Inc. and Quiksilver were dropped from the peer group because they no longer existed or were publicly traded, and three companies (Lifetime Brands, Inc., Movado Group Inc. and Vera Bradley Designs, Inc.) were added to the peer group to bring the total number companies with similar business characteristics to 12 companies. Cook provided a list of apparel and accessories companies of comparable size for potential inclusion in the peer group and the Committee approved the fiscal 2017 peer group comprised of the following companies:

Carter’s Inc.	Guess?, Inc.
Columbia Sportswear Co.	Lifetime Brands, Inc.
Crocs, Inc.	Movado Group, Inc.
Deckers Outdoor Corp.	Oxford Industries Inc.
Delta Apparel Inc.	Steve Madden, Ltd.
GIII Apparel Group Ltd.	Vera Bradley Designs, Inc.

This peer group, which is periodically reviewed and updated by the Compensation Committee as described above, consists of companies against which the Compensation Committee believes we compete for talent and for shareholders’ investment. Because of the variance in size among the companies comprising the peer group, other factors such as EBITDA, net income, share value and growth may be used to adjust the compensation of the peer group companies to make it more relevant, for comparison purposes, to our compensation levels.

In reviewing and making recommendations regarding our compensation programs, Cook considered our compensation philosophy and the balance between our objectives, value to employees and program costs while aligning the goals of our executive officers with those of our shareholders and motivating our executive officers to accomplish our strategic and financial objectives. Cook provided no services to the Company other than those provided directly to or on behalf of the Compensation Committee relating to executive compensation and director compensation services, when and as requested by the committee. Cook attended meetings of the Compensation Committee at the request of the Committee, met with the Compensation Committee in executive sessions without the presence of management and frequently communicates with the chairman of the Compensation Committee with regard to emerging issues.

Components of 2017 Executive Compensation

For fiscal 2017, the principal components of compensation for our named executive officers were:

•	Base salary;

•	Performance-based non-equity incentive compensation;

•	Long-term equity incentive compensation; and

•	Perquisites and other personal benefits.

Except as otherwise noted, the description of the compensation programs provided herein applies to all of our named executive officers.

Base Salary

Base salary is the only guaranteed element of an executive officer’s annual cash compensation. In setting base salary, we generally consider the range of competitive base salaries for positions at comparable apparel companies and our overall financial performance during the prior year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using several criteria.

The following elements may be utilized:

•	review of the executive’s compensation, both individually and in comparison with our other named executive officers;

•	review and comparison of peer group data of competitor apparel companies; and

•	assistance of our independent compensation consultant.

In making base salary recommendations, the Compensation Committee compares the salary against our identified peer group of publicly-traded apparel and apparel-related wholesale and retail companies, as described above. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent and for shareholders’ investment. Because of the variance in size among the companies comprising the peer group, other factors such as EBITDA, net income, share value and growth may be used to adjust the compensation of the peer group companies to make it more relevant, for comparison purposes, to our compensation levels. The base salary level for each of the named executive officers, other than our CEO/President and Executive Chairman as described below, remained the same for fiscal 2017 as for fiscal 2016.

In April 2016 we entered into an Employment Agreement (as described in the section of this Proxy Statement captioned “Employment Agreements” below) with our CEO to become Executive Chairman and an Employment Agreement with our President/COO to become our CEO and President. In the establishment of the terms of these agreements, the Compensation Committee considered the responsibilities of each position, the compensation of comparable positions at peer apparel companies and the recommendations provided by Cook. Upon promotion to CEO, Oscar Feldenkreis’ target compensation was increased by 21% to reflect the expansion of his responsibilities and recognize his contributions over his 35 year tenure at Perry Ellis. Mr. Feldenkreis’ base salary was increased from $1 million to $1.35 million and target bonus and long-term incentive opportunities were set at 100% and 155% of salary, respectively. Mr. Feldenkreis’ target compensation is positioned between the median and 75th percentile of peer group practice with 72% of pay at risk and linked to annual and long-term operating and stock price performance. Upon transition to Executive Chairman, George Feldenkreis’ compensation was reduced by 33% to reflect a reduction in responsibilities. George Feldenkreis’ base salary was reduced from $1 million to $750,000 and target bonus and long-term incentive opportunities were set at 100% and 155% of salary, respectively. Seventy-two percent of George Feldenkreis’ pay is at risk and linked to annual and long-term operating and stock price performance.

Performance-Based Short-Term Incentive Compensation Programs and Bonuses

We grant cash incentives to our named executive officers under the 2016 Management Incentive Compensation Plan (the “Management Incentive Compensation Plan”), which gives the Compensation Committee the latitude to provide cash incentives to promote high performance and achievement of corporate goals by key employees and to promote our success by providing performance-based cash incentives to our participating key employees. The selection of participants rests with the discretion of the Compensation Committee and eligibility extends to all senior management employees.

The Compensation Committee has created two cash compensation plans under the terms of the Management Incentive Compensation Plan: the Executive Management Incentive Plan (the “EMI Plan”) and the Management Incentive Plan (“MIP Plan”). With respect to the EMI Plan, the Compensation Committee, in its discretion, establishes the performance period not to exceed 12 months and sets the business criteria and business formulas that are used to determine what is paid to a participant for a performance period during the first 90 days of each new fiscal year. The Compensation Committee intends that any awards made under the EMI Plan be eligible for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee, in its discretion, may, but need not, establish different performance periods, different business criteria and different incentive formulas, with respect to one or more participants.

In connection with the fiscal 2016 compensation review and in light of PM&P’s recommendations, the Compensation Committee implemented certain changes to the fiscal 2016 EMI and MIP Plans. The Compensation Committee considered various performance measures and evaluated such measures based on the category of participant. In considering the performance measures, the Compensation Committee determined that:

(i)	revenue is a key driver in our value creation;

(ii)	gross margin is a key measure to reflect the impact of both strong pricing on the top line and sourcing product on a cost effective basis; and

(iii)	operating profit margin was an important measure of profitability after all operating costs were covered and is believed to be a key driver of long-term shareholder value creation.

In reviewing the fiscal 2017 EMI Plan and MIP Plan, the Compensation Committee considered various performance measures and evaluated such measures based on the category of participant. In considering the performance measures, the Compensation Committee determined that revenue growth, gross margin and operating profit margin, as adjusted, remained important drivers of valuation creation for the Company. Taking into consideration Cook’s recommendations, the Compensation Committee redesigned the fiscal 2017 EMI Plan versus the fiscal 2016 EMI Plan to include an adjusted gross margin and individual component. Additionally, taking into consideration input received from Cook, the Compensation Committee determined to adjust the fiscal 2017 EMI Plan target incentive ranges as a percent of salary from a cash incentive in the range of 40% at threshold 110% at target and 130% at maximum base salary for the fiscal 2016 EMI Plan to the range of 40% at threshold; 110% at target and 150% at maximum of base salary for the fiscal 2017 EMI Plan, with actual payouts to be interpolated for performance between threshold and target, and target and maximum, on a straight line basis. The fiscal 2017 EMI Plan performance measures and weighting was as follows:

(i)	adjusted revenue growth weighted at 30% of the total award;

(ii)	adjusted gross margins weighted at 30% of the total award;

(iii)	adjusted operating profit margins weighted at 30% of the total award; and

(iv)	individual objectives weighted at 10%.

The fiscal 2017 MIP Plan design is the same as the fiscal 2016 MIP Plan with measures based on overall financial performance, divisional performance and individual performance reviews. Taking into consideration input received from Cook, the Compensation Committee determined to adjust the fiscal 2017 MIP Plan target incentive ranges as a percent of salary from a cash incentive in the range of 40% at threshold, 100% at target and 130% at maximum base salary for the fiscal 2016 MIP Plan to the range of 40% at threshold, 100% at target and 150% at maximum of base salary for the fiscal 2017 MIP Plan, with actual payouts to be interpolated for performance between threshold and target, and target and maximum, on a straight line basis. The fiscal 2017 MIP Plan performance measures and weighting was as follows:

(i)	adjusted revenue growth ranging from 10% to 17.5% of the total award;

(ii)	adjusted gross margins ranging from 10% to 17.5% of the total award;

(iii)	adjusted operating profit margins ranging from 20% to 35% of the total award; and

(iv)	individual objectives ranging from 20% to 30% of the total award.

The range of outcomes is a function of whether a participant is a division executive or a corporate (shared service) executive.

The Compensation Committee reviewed the “gatekeeper” concept and, based on input received from Cook, determined to maintain the “gatekeeper” concept but reconfigure the measure for the fiscal 2017 EMI and MIP Plans to require achievement of an adjusted EBITDA equal to or greater than fiscal 2016 adjusted EBITDA in support of our growth objective. For fiscal 2017, there was no payout under the EMI Plan or the MIP Plan as the “Gatekeeper” corporate pre-bonus adjusted EBITDA goal of $58.8 million was not achieved.

EMI PLAN

During fiscal 2017, the CEO/President and Executive Chairman participated in the EMI Plan. The selection of these two participants related to the magnitude of their responsibilities in comparison with the responsibilities of other executives and the relative total compensation for each of these two positions in comparison to similar positions in the apparel industry peer group reviewed by the Compensation Committee. In addition, under the terms of their respective employment agreements, we are required to provide annual incentives that are tied to specific performance levels the Compensation Committee establishes each year.

For fiscal 2017, the EMI Plan performance goals for the CEO/President and Executive Chairman were established, based on input received from Cook, to award a cash incentive in the range of 40% of base salary at threshold; 100% of base salary at target; and 150% of base salary at maximum based on various adjusted revenue growth, gross margin and operating profit margin ranges and an individual component for fiscal 2017. Actual payouts are interpolated between threshold and target and target and maximum on a straight line basis. The Compensation Committee also authorized a minimum payment amount, or “gatekeeper bonus,” to each of the two EMI Plan participants of up to $300,000 upon the achievement of a minimum “gatekeeper” performance level, which payment would not be eligible for 162(m) deductibility if paid.

The Compensation Committee discussed the appropriate adjusted revenue growth, adjusted gross margin and operating profit margin and individual goals at length in an effort to select the goals that would reward good performance, but were achievable. The EMI Plan performance targets for fiscal 2017 were a threshold payout at pre-bonus adjusted revenue growth of 3%, pre-bonus adjusted gross margin of 35% and pre-bonus adjusted operating profit margin of 4.6%, with adjusted revenue growth weighted at 30% of the total award, adjusted gross margin weighted at 30% of the total award, adjusted operating margins weighted at 30% of the total award, and individual performance evaluation 10% of the total award; a target payout at pre-bonus adjusted revenue growth of 4.9%, pre-bonus adjusted gross margin of 36.4%, pre-bonus adjusted operating profit margin of 5.7%, with adjusted revenue growth weighted at 30% of the total award, adjusted gross margin weighted at 30% of the total award, adjusted operating margins weighted at 30% of the total award, and individual performance evaluation 10% of the total award; and a maximum payout at pre-bonus adjusted revenue growth of 11.2%, pre-bonus adjusted gross margin of 37%, pre-bonus adjusted operating profit margin of 6.8%, with adjusted revenue growth weighted at 30% of the total award, adjusted gross margin weighted at 30% of total award, adjusted operating margins weighted at 30% of the total award, and individual performance evaluation 10% of the total award. The minimum pre-bonus adjusted EBITDA for the EMI Plan participants to be eligible for a gatekeeper bonus was $58.8 million. For fiscal 2017, there was no payout under the EMI Plan as the “Gatekeeper” was not achieved.

MIP PLAN

The MIP Plan is an annual cash incentive program established under the broad terms of the Management Incentive Compensation Plan to provide cash incentives for those executive officers and other management employees who are not selected as participants under the EMI Plan. There were approximately 220 participants in the MIP Plan for fiscal 2017, including our CFO, Golf Division President and International President. The MIP Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to Compensation Committee oversight and approval.

The MIP Plan allows for all levels of management to receive a cash award equal to an amount between 5% and 40% of their base salary (100% for the International President), based on each manager’s level of responsibility, our overall financial performance, divisional performance and the individuals’ individual performance review. Under the MIP Plan, an overall incentive target amount with ranges of potential payout is established for participants at the beginning of each fiscal year by the Compensation Committee. For fiscal 2017, the MIP Plan performance goals were established to award cash incentives in the ranges from 40% of the target award at threshold, 100% at target and 150% of the target award at the maximum of the allocable incentive of all participants. Actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. Incentive payouts for the year are then determined based on our financial results for the fiscal year relative to the pre-established performance guidelines as well as each participant’s individual performance review. The CEO/President and Executive Chairman do not participate in the MIP Plan.

The fiscal 2017 MIP Plan included measures based on overall financial performance, divisional performance and individual performance reviews. The 2017 fiscal MIP Plan performance measures and weighting were as follows:

(i)	adjusted revenue growth ranging from 10% to 17.5% of the total award;

(ii)	adjusted gross margins ranging from 10% to 17.5% of the total award;

(iii)	adjusted operating profit margins ranging from 20% to 35% of the total award; and

(iv)	individual objectives ranging from 20% to 30% of the total award.

For fiscal 2017, the Compensation Committee chose the same adjusted revenue growth, adjusted gross margin and adjusted operating profit margin targets for the MIP Plan as it chose for the EMI Plan. The weighting of the adjusted revenue growth, adjusted gross margins and adjusted operating profit margins goals ranged from 40% to 60% of the cash incentive amount, the weighting of the divisional component ranged from 0% to 40%, and the weighting of the individual performance evaluation ranged from 20% to 30%. The range of outcomes is a function of whether a particular participant is a division executive or a corporate (shared services) executive. In considering the measures for the divisional component, the Compensation Committee desired to incentivize management to generate sustainable profitable growth for us by driving division results and determined that a combination of divisional adjusted growth revenue and adjusted gross margins and adjusted operating profit margins objectives were the appropriate divisional measures to accomplish the desired growth and profitability objectives for us.

The Compensation Committee approves the budget allocation for the MIP Plan each year based on our anticipated financial performance, the number of anticipated participants and the percentages of base salary for each participant. There was no bonus payout under the MIP Plan as the “Gatekeeper” was not achieved in fiscal 2017. For fiscal 2017, our CFO, Golf Division President, and International President were all participants in the MIP Plan for fiscal 2017.

In reviewing the fiscal 2018 EMI Plan and MIP Plan, the Compensation Committee considered various performance measures and evaluated such measures based on the objectives of the Company. In considering the performance measures, the Compensation Committee determined that revenue growth, gross margin and operating profit margin, as adjusted, remained important drivers of valuation creation for the Company. The Compensation Committee determined to place additional focus on revenue growth and operating profit margins for the fiscal 2018 EMI Plan with adjusted revenue growth weighted at 35% of the total award, adjusted gross margins weighted at 25% of the total award, and adjusted operating profit margins weighted at 35% of the total award, and an individual component weighted at 10% of the total award. The fiscal 2018 MIP Plan design is the same as the fiscal 2017 MIP Plan.

Long-Term Incentive Compensation

In 2015, we adopted the Long-Term Incentive Compensation Plan that was last amended and restated and approved by our shareholders at our 2015 Annual Meeting (the “Long-Term Incentive Compensation Plan” or “LTI Plan”). The LTI Plan, allows the Compensation Committee to grant awards that pay in cash, stock options, stock appreciation rights (“SARs”), performance shares, restricted stock, dividend equivalents and other types of equity awards to our executive officers. The LTI Plan encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our stock. The LTI Plan allows us to attract, motivate, retain and reward high quality executives and other key employees, officers, directors, consultants and other persons who provide service to us, by enabling such persons to acquire or increase a proprietary interest in our stock in order to strengthen the mutuality of interests between such persons and our shareholders. Long-term incentive awards are granted based on performance and to select newly hired management employees. By using a mix of restricted stock, performance share grants and performance-based cash awards, we are able to compensate executives and other employees and incentive new employees to join and remain with us, reward performance and motivate our executive officers.

PM&P’s review of the fiscal 2016 compensation programs included an overall review of the objectives and structure of the LTI Plan while furthering our executive pay objectives to (i) continue to attract, maintain and motivate executive officers, (ii) favor performance-based compensation for executive officers that is aggressive, but achievable without excessive risk taking, (iii) ensure that the short and long-term incentive plans continue to support the achievement of our short and long-term strategic objectives, and (iv) align our executive officers’ interests with those of our shareholders. Based on input received from PM&P and the fiscal 2016 peer group analysis, the Compensation Committee determined to grant a package of incentives which included performance shares or performance cash awards, to be determined based upon share availability and the plan participant, and time-based restricted stock for retention purposes. A performance share or performance cash award, as applicable, has the same two sets of performance metrics, which we consider important drivers of shareholder value creation over the long-term:

(i)	50%, based on the financial performance objectives of earnings before taxes, as adjusted, (“EBT”) 25% of the total award and return on invested capital, as adjusted, (“ROIC”) 25% of the total award; and

(ii)	50% based on relative total shareholder return (“TSR”) versus our fiscal 2016 peer group.

For the fiscal 2016 grant, the Compensation Committee granted performance-based cash awards in lieu of performance-based share awards to all LTI Plan participants as the Company required additional share availability under the then current LTI Plan. The Compensation Committee considered the equity instrument allocations and, based on input from PM&P, determined that a significant majority of the allocation of the grant value of the awards be oriented toward performance for the general LTI Plan participant group with 67% being performance-based and 33% retention-oriented time-vested restricted stock. The CEO/President and Executive Chair had an 80% weighting on performance-based instruments and 20% retention-oriented time-vested restricted stock, reflecting less emphasis on retention of the CEO/President and Executive Chair given their significant stock ownership interest. The time-vested restricted stock vests pro-rata over a three-year period.

In structuring the fiscal 2017 LTI Plan, the Compensation Committee reviewed the overall objectives and structure of the LTI Plan and determined that EBT, ROIC and TSR as utilized for the fiscal 2016 Plan were the appropriate financial measurements for the fiscal 2017 Plan. In considering the weighting of the fiscal 2017 LTI Plan financial measurements, the Compensation Committee revised the weighting of the performance metrics in order to better support the turnaround objectives of the Company. A performance share or performance cash award, as applicable, has the same sets of performance metrics to:

(i)	80%, based on the financial performance objective of EBT, as adjusted, 40% of the total award and ROIC, as adjusted, 40% of the total award; and

(ii)	20% based on TSR versus our fiscal 2017 peer group.

The fiscal 2017 LTI Plan performance goals were established to award a performance-based incentive in the range of threshold at 90% of target, 100% at target and 110% of target, with a 50% payout at threshold, 100% payout at target and up to 150% payout at maximum based on various cumulative adjusted EBT, average adjusted ROIC and TSR ranges. The Compensation Committee maintained the same payout targets and payout levels for the fiscal 2017 LTI Plan as for the fiscal 2016 LTI Plan and, based on input from Cook, added a provision limiting payout of the relative TSR component of the plan to 100% of target if absolute TSR is negative. The performance-based awards vest at the end of a three-year performance period and actual payouts are interpolated for performance between threshold and target, target and maximum on a straight line basis. The fiscal 2017 LTI Plan provided a long-term incentive award of 155% of base salary for the CEO/President and Executive Chairman at target, 70% of base salary for the President’s at target and 60% of base salary for the CFO at target. The performance-based incentive component of the fiscal 2017 LTI Plan was created and approved under the Long-Term Incentive Compensation Plan and is eligible for deductibility under Section 162(m) of the Code.

For fiscal 2017, the Compensation Committee considered the equity instrument allocations and, similar to the fiscal 2016 Plan, determined that a significant majority of the allocation of the grant value of the awards be oriented toward performance for the general LTI Plan participant group with 67% being performance-based share awards and 33% retention-oriented time-vested restricted stock. The CEO/President and Executive Chairman have an 80% weighting on performance-based instruments and 20% retention-oriented time-vested restricted stock, reflecting less emphasis on retention of the CEO/President and Executive Chairman given their significant stock ownership interest. The Compensation Committee also reviewed the mix of cash and share denominated performance-based instrument allocation for each of the CEO/President and Executive Chair and taking into account the significant stock ownership of each executives and recommendations made by Cook, determined to grant 100% of the performance-based instrument as a performance-based cash award to the Executive Chair and to grant 50% of the performance-based instrument as a performance-based cash award and 50% as a performance-based share award to the CEO/President. The time-vested restricted stock vests pro-rata over a three-year period.

In structuring the fiscal 2018 LTI Plan the Compensation Committee reviewed the overall long-term Company objectives including driving performance and retention of key management and determined to structure the fiscal 2018 LTI Plan in the same manner as the fiscal 2017 LTI Plan with a combination of performance-based instruments and retention-oriented stock. The Compensation Committee also reviewed the financial performance metrics used for the fiscal 2017 LTI Plan and determined that EBT and ROIC, as adjusted, and TSR continued to be the appropriate financial measurements for the fiscal 2018 LTI Plan. The plan limits payout of the relative TSR component of the plan to 100% of target if absolute TSR is negative.

Stock Appreciation Rights

The Long-Term Incentive Compensation Plan permits the grant of SARs. Each SAR permits the holder to receive upon exercise, the net after-tax value of the appreciation of the SAR in the form of shares. A SAR award usually vests over a three to five year period and is generally granted within the range of 1,000 to 20,000 SARs. The size of the award is determined by the recipient’s position, responsibilities and individual performance, subject to plan limits, and the estimated value of each SAR is based on a Black-Scholes calculation. SARs award levels are determined based on market data utilizing a comparison with the apparel company peer group and vary among participants based on their positions with us. For executive officers and employees other than the CEO/President and Executive Chairman, awards are based on the recommendation of the head of the Human Resources Department and/or the CEO /President and Executive Chairman. SARs are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted a SARs award with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted SARs that are priced on a date other than the grant date. In fiscal 2017, the Compensation Committee did not grant stock-settled SARs under the LTI Plan but SARs remain an element of executive compensation that the Compensation Committee has awarded in the past and may award in the future.

Stock Options

The Long-Term Incentive Compensation Plan permits the grant of stock options. Each stock option permits the holder to purchase one share of our common stock at the market price of our common share on the date of grant. The stock option grants usually vest over a three to five year period and are generally granted within the range of 1,000 to 10,000 options. Generally, the size of the award is determined by the recipient’s position, responsibilities and individual performance, subject to plan limits, and the estimated value of each stock option is based on a Black-Scholes calculation. Stock option award levels are determined based on market data utilizing a comparison with the apparel company peer group and vary among participants based on their positions with us. For executive officers and employees other than the CEO/President and Executive Chairman, awards are based on the recommendation of the head of the Human Resources Department and/or the CEO/President and Executive Chairman. Options are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted an option award with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options that are priced on a date other than the grant date. The Company has not granted any stock options since prior to fiscal 2011, and since fiscal 2011, has granted SARs versus stock options. The key consideration in our move to SAR grants versus stock option grants is the use of fewer shares upon the exercise of stock-settled SARs. However, stock options remain an element of executive compensation that the Compensations Committee may award again in the future.

Restricted Stock Grants

The Long-Term Incentive Compensation Plan permits the grant of restricted stock awards. Restricted stock awards generally vest over a three to five year period and are fewer in number than stock-settled SARs to reflect their greater value. Restricted stock awards are generally granted in a range of 1,000 to 20,000 restricted shares. For executive officers and employees other than the CEO/President and Executive Chairman, awards are based on the recommendation of the head of the Human Resources Department and/or the CEO/President and Executive Chairman. In fiscal 2017, the Compensation Committee granted restricted shares under the LTI Plan. The amount of the grants varied based on the recipient’s position, title and responsibility, subject to plan limits. The table entitled “Grants of Plan-Based Performance Cash and Equity Awards” contains information regarding the restricted stock awards granted to each of the named executive officers during fiscal 2017.

Performance-Based Awards Paid in Shares

The Long-Term Compensation Plan permits the grant of performance shares. Performance share awards generally vest over a three to five year period after the recipient meets certain pre-established performance criteria. In fiscal 2015 and fiscal 2016, the Compensation Committee granted performance-based cash awards (as discussed below), under the LTI Plan to all LTI participants in lieu of performance-based share awards.

In fiscal 2017, the Compensation Committee granted performance-based share awards to all participants under the LTI Plan, except the Executive Chairman who was granted a performance-based cash award in lieu of a performance-based share award. The CEO/President’s performance-based award included a 50% performance-based cash award component and 50% performance-based share award component. The fiscal 2017 LTI Plan performance goals (for both performance-based share and performance-based cash awards) were established to award a performance-based incentive in the range of threshold at 90% of target, 100% at target and 110% of target, with a 50% payout at threshold, 100% payout at target and up to 150% payout at maximum based on various cumulative adjusted EBT, average adjusted ROIC and TSR ranges. The plan limits payout of the relative TSR component of the plan to 100% of target if absolute TSR is negative. The fiscal 2017 LTI Plan performance-based incentive plan awards vest at the end of a three-year performance period, which ends at the conclusion of fiscal 2019, with actual payouts interpolated for performance between threshold and target, target and maximum on a straight line basis. The performance-based incentive component of the fiscal 2017 LTI Plan was created and approved under the Long-Term Incentive Compensation Plan and is intended to be eligible for deductibility under Section 162(m) of the Code. The grants varied based on the recipient’s position, title and responsibility. The table entitled “Grants of Plan-Based Performance Cash and Equity Awards” contains information regarding the performance-based equity and cash awards granted to each of the named executive officers during fiscal 2017.

In structuring the fiscal 2018 LTI Plan, the Compensation Committee evaluated the long-term objectives of the Company and determined to continue the same performance-based incentive metrics, goals and payout ranges as the fiscal 2017 LTI Plan, with the same performance-based mix of performance-based share and cash awards to the CEO/President.

Performance-Based Awards Paid in Cash

The Long-Term Incentive Compensation Plan permits the grant of performance-based cash awards. In fiscal 2015 and fiscal 2016, the Compensation Committee granted performance-based equity incentive plan awards that pay in cash to all plan participants.

The 2015 LTI Plan performance cash grants had a three-year performance period, which ended at the conclusion of fiscal 2017, with the outcome based on the level of achievement of cumulative revenue weighted at 25% of the total cumulative performance goal and cumulative adjusted EBITDA weighted at 75% of the total cumulative performance goal. For the fiscal 2015 LTI Plan, adjusted EBITDA consisted of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives, as approved by the Compensation Committee. The fiscal 2015 LTI Plan performance targets for the performance-based cash awards included (i) cumulative revenue (25% weighting) with a 50% payout at $2.5 billion three-year cumulative revenue, a 100% payout at $2.8 billion three-year cumulative revenue, and a 150% payout at $3.1 billion three-year cumulative revenue and (ii) cumulative adjusted EBITDA (75% weighting) with a 50% payout at $185 million three-year cumulative adjusted EBITDA, a 100% payout at $206 million three-year cumulative adjusted EBITDA, and a 150% payout at $226 million three-year cumulative adjusted EBITDA. Each of our named executives who participated in the fiscal 2015 Plan (the International President did was not a participant), earned a portion of their respective performance-based equity incentive plan awards that pay in cash under the fiscal 2015 LTI Plan based on the achievement of the defined performance goals, as our three-year cumulative revenue was $2.7 billion and three-year cumulative adjusted EBITDA was $152 million resulting in a $169,275 performance cash payment to each of the CEO/President and Executive Chairman, $32,025 to the Golf Division President and $22,563 to the CFO in connection with the fiscal 2015 LTI Plan.

In fiscal 2016, the Compensation Committee granted performance-based cash awards to all participants under the LTI Plan. The fiscal 2016 LTI Plan performance goals were established to award a performance-based incentive in the range of threshold at 90% of target, 100% at target and 110% of target, with a 50% payout at threshold, 100% payout at target and up to 150% payout at maximum based on various cumulative adjusted EBT, adjusted ROIC and TSR ranges. The performance-based incentive vests at the end of a three-year performance period ending in fiscal 2018, with actual payouts interpolated for performance between threshold and target, target and maximum on a straight line basis. The performance-based incentive component of the fiscal 2016 LTI Plan was created and approved under the Long-Term Incentive Compensation Plan and is eligible for deductibility under Section 162(m) of the Code.

In fiscal 2017, the Compensation Committee granted a performance-based cash award in lieu of a performance-based share award to the Executive Chairman and 50% of the CEO/President’s performance-based award included a performance-based cash award component. The fiscal 2017 LTI Plan performance metrics and goals for the performance-based cash awards are the same as the performance-based share awards with the performance-based incentive in the range of threshold at 90% of target, 100% at target and 110% of target, with a 50% payout at threshold, 100% payout at target and up to 150% payout at maximum based on various cumulative adjusted EBT, adjusted ROIC and TSR ranges. The plan limits payout of the relative TSR component of the plan to 100% of target if absolute TSR is negative. The fiscal 2017 LTI Plan performance-based incentive plan awards vest at the end of a three-year performance period, which ends at the conclusion of fiscal 2019, with actual payouts interpolated for performance between threshold and target, target and maximum on a straight line basis. The performance-based incentive component of the fiscal 2017 LTI Plan was created and approved under the Long-Term Incentive Compensation Plan and is intended to be eligible for deductibility under Section 162(m) of the Code.

In structuring the fiscal 2018 LTI Plan, the Compensation Committee evaluated the long-term objectives of the Company and determined to continue the same performance-based incentive metrics, goals and payout ranges as the fiscal 2017 LTI Plan, with the same performance-based mix of performance-based share and cash awards to the CEO/President and performance-based cash award to the Executive Chairman.

Executive Stock Ownership Policy; Hedge and Pledge Policy

It is our policy to strongly encourage stock ownership by our executive officers. This policy closely aligns the interests of management with those of shareholders. Under this policy, LTI Plan participants and any executive who at the time of employment is eligible by position to participate in the LTI Plan are expected to accumulate a certain number of shares over time and then retain such shares. Our Compensation Committee regularly reviews the stock ownership policy taking into consideration comparative compensation data and set stock ownership target, levels as a multiple of salary for our LTI Plan participants.

In conjunction with the Compensation Committee’s review of the compensation programs and considering input from Cook, our Compensation Committee set the stock ownership requirements, effective March 2016 for our executive officers, as follows:

•	CEO and Executive Chairman – five times base salary;

•	Chief Operating Officer – three times base salary;

•	Presidents, Executive Vice Presidents, Chief Financial Officer, Chief Merchandising Officers, Chief Information Officer – one times base salary; and

•	all other LTI Plan Participants – .5 times base salary.

Our stock ownership guidelines are posted in the “Our Company” section of our website at www.pery.com.

Pursuant to the Company’s Policy Statement on Hedging and Pledging of Company Securities, our directors and executive officers are prohibited from hedging the economic risk of ownership of our Company’s stock, including through the use of puts, calls and other derivative securities or from entering into any new pledge or margin arrangements after January 2015 that use our Company’s stock as collateral for a loan or other purposes, except with the prior approval of the Corporate Governance Committee based on the demonstrated financial ability of such director or executive officer. Our Hedging and Pledging Policy is posted in the “Our Company” section of our website at www.pery.com.

Clawback Policy

We have a Clawback Policy (the “Clawback Policy”), which covers all our executive officers and other applicable employees (the “Covered Officers”), and applies to performance cash and equity incentive compensation that is granted after the adoption of the Clawback Policy. Under the Clawback Policy, in the event of a restatement of our financial results due to the material noncompliance with any financial reporting requirement under the securities laws, regardless of fault, the board may seek the return of the amount that was paid to the Covered Officer, based on the erroneous data and corrected under the accounting restatement. In the event that the board determines in its sole discretion that the Covered Officer’s act or omission contributed to the circumstances requiring the restatement, then we will use reasonable efforts to recover from such Covered Officers, up to 100% of such performance incentive-based compensation. Only performance incentive-based compensation paid or awarded during the two years preceding the financial restatement is subject to recoupment. Our Clawback Policy is posted in the “Our Company” section of our website at www.pery.com.

No Gross-Up Payments

None of our named executive officers has an employment agreement that provides for any gross-up to compensate for taxes incurred under Section 4999 of the Internal Revenue Code as a consequence of “golden parachute” payments upon a change-in-control.

Employment Agreements

In connection with the previously announced succession plan by which Mr. George Feldenkreis would transition from his role as Chief Executive Officer to Executive Chairman of the Board and Mr. Oscar Feldenkreis would transition from his role as President and Chief Operating Officer to Chief Executive Officer and President. The Company entered into employment agreements, on April 20, 2016, with both Mr. George Feldenkreis and Mr. Oscar Feldenkreis, as more fully described below.

Oscar Feldenkreis Employment Agreement

Mr. Oscar Feldenkreis’ employment agreement provides that he will serve as the Company’s Chief Executive Officer and President. The employment agreement expires on February 4, 2019.

Mr. Oscar Feldenkreis’ employment agreement initially provides for an annual salary of not less than $1,350,000, subject to annual increases in the sole discretion of the Company’s Board of Directors. Mr. Oscar Feldenkreis is also eligible to participate in the Company’s annual incentive compensation plan with a target bonus equal to not less than 100% of his then current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by the Company’s Compensation Committee for each fiscal year during the term of the agreement, which performance criteria will be set within the first 90 days of each fiscal year during the term of the employment agreement. Mr. Oscar Feldenkreis is also eligible to participate in the Company’s applicable long-term incentive compensation plans, as may be established and modified by the Company’s Board of Directors in its sole discretion. Finally, Mr. Oscar Feldenkreis is entitled to participate in certain employee benefit programs and receive certain life insurance and disability insurance benefits and perquisites.

The employment agreement also prohibits Mr. Oscar Feldenkreis from competing with the Company during the employment period and for two years after termination of his employment unless termination occurs as a result of the expiration of the term of the agreement. In addition, Mr. Oscar Feldenkreis is prohibited from calling on, soliciting or doing business with any of the Company’s customers or clients or employing any employee of the Company (other than his personal administrative assistant(s)) for the purpose of causing such employee to terminate his or her employment with the Company during the employment period and for two years after termination of his employment for any reason. If the agreement expires and Mr. Oscar Feldenkreis’ employment has not been terminated, the prohibition shall continue for one year after such expiration.

Upon termination of Mr. Oscar Feldenkreis’ employment by reason of his death or “disability,” as defined in his employment agreement, Mr. Oscar Feldenkreis or his estate will be entitled to receive (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred, which have been earned but have not yet been paid, (c) his pro rata “target bonus,” as defined in the agreement, (d) all long-term performance-based compensation payable in cash and based on a performance metric other than stock price determined on a pro rata basis based on the portion of the performance period completed as of the date of his death or disability, and assuming that all target goals had been achieved as of the date of his death or disability, (e) all premiums for health insurance for Mr. Oscar Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under the Company’s health plan, and (f) any other amounts earned under the employment agreement that have not been paid as of the termination of the employment agreement. All restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based long term incentive compensation awards will immediately vest as of the date of his death or disability, assuming that all target goals had been achieved as of the date of his death or disability. In addition, all stock options held by Mr. Oscar Feldenkreis as of the date of his death or disability that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. Oscar Feldenkreis as of the date of his death or disability that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following his death or disability.

Additionally, if the termination of Mr. Oscar Feldenkreis’ employment agreement occurs without cause or for “good reason” (as defined in the agreement), he will receive (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred, which have been earned but have not yet been paid, and (c) 100% of his annual incentive compensation award based on the achievement of the performance goals with respect to the year in which the termination occurs. All restricted stock, restricted stock units, stock options, stock appreciation rights, and all other equity-based long-term incentive compensation awards will immediately vest as of the termination date except in the case of performance shares, performance units and other performance-based equity awards, which shall vest based on the achievement of the performance goals. All long-term performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid based on the achievement of the performance goals. Additionally, Mr. Oscar Feldenkreis will receive a lump sum cash payment equal to 200% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that would constitute good reason, plus (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to any reduction that would constitute good reason. Finally, all stock options that were granted to Mr. Oscar Feldenkreis on or after February 1, 2008, all premiums on health insurance, and any other amounts earned under the employment agreement that have not been paid as of the termination date, will be treated or paid, as the case may be, the same way as if Mr. Oscar Feldenkreis had died or become disabled.

Mr. Oscar Feldenkreis’ agreement also provides for severance in the event he is terminated by the Company without cause within six months prior to or two years after a change in control, or if he terminates his employment for “good reason” (as defined in the agreement) during such period. In such case, he will be entitled to receive the same amount for base salary, annual incentive compensation awards with respect to all years prior to the year in which termination occurred, health insurance benefits, and other amounts earned under his employment agreement, that would have been due to him in the event of his retirement, as described above. He would also receive (a) his pro rata “target bonus,” as defined in the agreement, and (b) all long-term performance-based compensation payable in cash and based on a performance metric other than stock price, determined based on the portion of the performance period completed as of the date of his termination, and assuming that all target goals had been achieved as of the termination date. Additionally, Mr. Oscar Feldenkreis would receive a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that would constitute good reason, and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to any reduction that would constitute good reason. All restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based long term incentive compensation awards will immediately vest as of the termination date, assuming that all target goals had been achieved as of the termination date, all stock options held by Mr. Oscar Feldenkreis as of the date of his termination that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. Oscar Feldenkreis as of his termination that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following his termination.

If Mr. Oscar Feldenkreis’ employment is terminated by the Company for any reason other than by the Company for cause and the Company later determines that his employment could have been terminated by the Company for cause or Mr. Oscar Feldenkreis breaches the noncompetition or non-solicitation provisions in the employment agreement, then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than cause, which amounts would not have otherwise been due in the event of a termination for cause, and all vested and unvested stock options and other equity-based awards then held by Mr. Oscar Feldenkreis will expire.

The terms of Oscar Feldenkreis’ agreement relating to termination of his employment and amounts due in the event of such a termination or a change of control are discussed in the section captioned “Payout to Certain Executive Officers upon Termination or Change of Control” below.

George Feldenkreis Employment Agreement

Mr. George Feldenkreis’ employment agreement provides that he will serve as the Company’s Executive Chairman of the Board of Directors. The employment agreement expires on the date Mr. George Feldenkreis’ employment is terminated, either by death, by the Company or by Mr. George Feldenkreis.

Mr. George Feldenkreis’ employment agreement initially provides for an annual salary of $750,000, subject to annual increases in the sole discretion of the Company’s Board of Directors. Mr. George Feldenkreis is also eligible to participate in the Company’s annual incentive compensation plan with a target bonus opportunity (referred to as the “target bonus”) equal to not less than 100% of his then current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by the Company’s Compensation Committee for each fiscal year during the term of the agreement, which performance criteria will be set within the first 90 days of each fiscal year during the term of the employment agreement. Mr. George Feldenkreis is also eligible to participate in the Company’s applicable long-term incentive compensation plans, as may be established and modified by the Company’s Board of Directors in its sole discretion. Finally, Mr. George Feldenkreis is entitled to participate in certain employee benefit programs and receive certain life insurance benefits and perquisites.

The employment agreement also prohibits Mr. George Feldenkreis from competing with the Company during the employment period and for two years after termination of his employment. In addition, Mr. George Feldenkreis is prohibited from calling on, soliciting or doing business with any of the Company’s customers or clients or employing any employee of the Company (other than his personal administrative assistant(s)) for the purpose of causing such employee to terminate his or her employment with the Company during the employment period and for two years after termination of his employment for any reason.

Upon termination of Mr. George Feldenkreis’ employment by reason of his death, “disability,” termination by the Company without “cause,” as such terms are defined in his employment agreement, or resignation by Mr. George Feldenkreis with at least three months’ advance notice (these events are collectively referred to as “retirement”), Mr. George Feldenkreis or his estate will be entitled to receive (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred, which have been earned but have not yet been paid, (c) a lump sum cash payment of $1,000,000, (d) 100% of his annual incentive compensation award based on actual performance over the entire performance period (or in the event of an earlier “change in control,” as defined in his employment agreement, through the date of the change in control), compared to the performance goals, (e) all premiums for health insurance for Mr. George Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under the Company’s health plan, and (f) any other amounts earned under the employment agreement that have not been paid as of the termination of the employment agreement. All restricted stock, restricted stock units, stock options, stock appreciation rights, and all other equity-based long-term incentive compensation awards will vest pursuant to the original vesting schedule as if Mr. George Feldenkreis were still employed by the Company, subject, in the case of performance-based awards, to actual performance over the entire period (or in the event of an earlier change in control, through the date of the change in control) compared to the performance goals. All long-term performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid based on the achievement of the performance goals. In addition, all stock options held by Mr. George Feldenkreis as of the date of his death or disability that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. George Feldenkreis as of the date of his death or disability that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following his death or disability.

Mr. George Feldenkreis’ agreement also provides for severance in the event he is terminated by the Company without cause within six months prior to or two years after a change in control, or if he terminates his employment for “good reason” (as defined in the employment agreement) during such period. In such case, he will be entitled to receive the same amount for base salary, annual incentive compensation awards with respect to all years prior to the year in which termination occurred, health insurance benefits, and other amounts earned under his employment agreement, that would have been due to him in the event of his retirement, as described above. He would also receive (a) his pro rata “target bonus,” as defined in the employment agreement, and (b) all long-term performance-based compensation payable in cash and based on a performance metric other than stock price, determined based on the portion of the performance period completed as of the date of his termination, and assuming that all target goals had been achieved as of the termination date. Additionally, Mr. George Feldenkreis would receive a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that would constitute good reason, and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to any reduction that would constitute good reason. All restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based long term incentive compensation awards will immediately vest as of the termination date, assuming that all target goals had been achieved as of the termination date, all stock options held by Mr. George Feldenkreis as of the date of his termination that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. George Feldenkreis as of his termination that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following his termination.

If Mr. George Feldenkreis’ employment is terminated for any reason other than by the Company for cause and the Company later determines that his employment could have been terminated by the Company for cause or Mr. Feldenkreis breaches the noncompetition or nonsolicitation provisions in the employment agreement, then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than cause, which amounts would not have otherwise been due in the event of a termination for cause, and all vested and unvested stock options and other equity-based awards then held by Mr. George Feldenkreis will expire.

The terms of Mr. Feldenkreis’ agreement relating to termination of his employment and amounts due in the event of such a termination or a change of control are discussed in the section entitled “Payout to Certain Executive Officers upon Termination or Change of Control.”

Stanley Silverstein Employment Agreement

Effective September 9, 2013, we entered into an employment agreement with Stanley Silverstein, our International President, for a term of five years. The employment agreement provides for an annual salary of $500,000, subject to annual reviews for increases in the sole discretion of the Company’s Chief Executive Officer. Mr. Silverstein is also eligible to participate in the Company’s annual incentive compensation plan applicable to senior level executives as established and modified from time to time by the Company’s Board of Directors. For the fiscal year 2014, Mr. Silverstein was entitled to receive a guaranteed bonus of $175,000, less applicable tax deductions, payable in September 2014. Commencing fiscal year 2015, Mr. Silverstein was eligible for incentive compensation with an annual threshold bonus opportunity equal to 40% of his then current base salary, a target bonus opportunity equal to not less than 100% of his then-current base salary, and a maximum bonus opportunity equal to not less than 130% of his then-current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by the Company’s Compensation Committee for each fiscal year during the term of the agreement. In addition, Mr. Silverstein was granted an aggregate of 120,000 shares of restricted stock, 20,000 shares of which vested on September 9, 2014, 25,000 shares of which vested on September 9, 2015, and 25,000 shares of which will vest on each of September 9, 2016, 2017 and 2018, respectively. The restricted stock will vest immediately upon a change in control (as defined in his employment agreement) and upon certain termination events as described below. Last, beginning in fiscal year 2016, Mr. Silverstein may, in the discretion of the Company, be eligible to participate in the Company’s applicable long-term incentive compensation plan as may be established and modified by the Company’s Board of Directors in its sole discretion.

The employment agreement also prohibits Mr. Silverstein from competing with the Company or calling on, soliciting or doing business with any customer or client of the Company or any subsidiary during the employment period and for six months after Mr. Silverstein’s last date of employment with the Company. In addition, for two years after termination of his employment, Mr. Silverstein is prohibited from or employing or attempting to employ any employee of the Company, or any person that was employed with the Company during the last six months of Mr. Silverstein’s employment with the Company. The terms of the Mr. Silverstein’s agreement relating to termination of his employment and amounts due in the event of such a termination or a change of control are discussed in the section captioned “Payout to Certain Executive Officers upon Termination or Change of Control” below.

Retirement Plans

Savings Plan

We offer a tax-qualified 401(k) Plan to all U.S. based associates, including the named executive officers, who are eligible to contribute the lesser of up to 60% of their annual salary or the limit prescribed by the Internal Revenue Service on a pre-tax or post-tax basis after 90 days of service to us. We match 35% of each participant’s elective deferral to the 401(k) plan that does not exceed 6% of such participant’s eligible compensation for employees who earn less than $85,000 and 20% for other employees. All participant contributions to the 401(k) Plan are fully vested upon contribution. During fiscal 2017, the Company changed the vesting for all matching contributions to the plan from three years to one year of service.

Non-Qualified Defined Contribution Plans

We do not offer any non-qualified deferred contribution and/or compensation plans.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We periodically review the levels of perquisites and other personal benefits provided to executive officers. Some of the perquisites offered are automobiles or automobile allowances, country club memberships for entertainment purposes and term life insurance commensurate with the level of responsibility of the executive.

Risk Assessment

The Compensation Committee carefully considers the overall pay mix and incentive structure to discourage excessive risk taking. Senior executives are paid an annual base salary that is competitive in the market and are eligible for an annual cash incentive bonus and long term incentives.

The annual cash incentive bonus is based on multiple performance metrics that are consistent with our long-term goals. The performance metrics and goals are established by the Compensation Committee and based on budgeted levels that are reviewed and approved by the Board of Directors, and all incentive cash bonus awards, whether short term or long term, have maximum bonus payout amounts. Additionally, if the CEO/President, Executive Chairman or International President was terminated by us or at any time during the term of their employment during fiscal 2017 agreement or for a reason other than “cause” (as defined in the applicable employment agreement) and we later determine that such person’s employment could have been terminated by us for “cause,” then a “clawback” provision in the CEO/President’s, Executive Chairman’s, or International President’s employment agreements requires the repayment to us immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due to the executive officer in the event of a termination for “cause.” The board adopted a Clawback Policy applicable to our executive officers in connection with the potential recoupment of incentive-based compensation paid to all covered employees. Additionally, we adopted a pledge and no hedge policy to avoid activities that may conflict with our best interests and the interests of our shareholders.

We also rely on long-term incentives that reward senior executive based on our long-term business and strategic goals. We award long term equity compensation in the form of stock appreciation rights, restricted stock, performance shares and performance-based cash. Stock appreciation rights and restricted stock typically vest annually over a period of three to five years. Performance awards to senior executives typically cliff vest at the end of a three to five year performance period and are based on one or more performance metrics and incorporate a maximum payment amount. The performance goals for the performance shares and the performance-based cash awards are the same, as established by the Compensation Committee, and are also based on budgeted levels, which are reviewed and approved by the Board of Directors. Additionally, we maintain equity ownership requirements that expose its senior executive officers to the loss of value of their equity ownership if stock appreciation is jeopardized.

The Compensation Committee oversees and annually reviews and approves our executive compensation structure and programs. During the course of its assessment, the Compensation Committee consults with various persons, including senior management and the independent compensation consultant retained by the Compensation Committee, to ensure that the compensation programs are designed to incentivize executives without encouraging excessive risk taking. Each of the compensation components is also reviewed and evaluated in assessing the potential risks arising in connection with compensating both our senior level officers and our other employees. We do not believe that there are any risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us or our businesses.

Policy on Deductibility of Compensation Expense

Internal Revenue Service rules do not permit us to deduct certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Compensation Committee considers that its primary goal is to design compensation strategies that further the best interests of us and our shareholders. To the extent not inconsistent with that goal, the Compensation Committee attempts to use compensation policies and programs that preserve the tax deductibility of compensation expenses and will balance the costs and burdens involved in compliance against the value of the tax benefits to be obtained by the Company and may, in certain instances, pay compensation that is not fully deductible if the Compensation Committee determines that the costs and burdens of obtaining the tax deduction outweigh the benefits.

For fiscal 2017, we met all the requirements to deduct executive compensation with the exception of items including excess salary, non-incentive equity compensation, executive prerequisites and benefits, and bonus totaling $1,363,636 for George Feldenkreis, $1,133,749 for Oscar Feldenkreis, and $50,706 for Stanley Silverstein.

Accounting for Stock-Based Compensation

We account for stock-based payments, including equity awards under our Long-Term Incentive Compensation Plan, in accordance with the requirements of ASC Topic 718, Compensation – Stock Compensation. This means that the value of these awards was determined and shown as an expense for the applicable period in our fiscal 2017 financial statements.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC’s rules and regulations and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis section be included in this proxy statement.

THE COMPENSATION COMMITTEE

/s/ J. David Scheiner, Chairman
/s/ Bruce J. Klatsky
/s/ Michael W. Rayden
/s/ Alexandra Wilson

EXECUTIVE COMPENSATION

Set forth below are tables prescribed by the SEC proxy rules presenting the compensation with respect to fiscal 2015, fiscal 2016 and fiscal 2017 of (i) Oscar Feldenkreis, our Chief Executive Officer (April 2016 to present) and previously President and Chief Operating Officer (1993 to April 2016), (ii) Anita D. Britt, our former Chief Financial Officer (who retired from the Company following fiscal 2017), and (iii) our three most highly compensated executive officers in fiscal 2017 other than the Chief Executive Officer and former Chief Financial Officer, namely George Feldenkreis (Executive Chairman April 2016 to present, previously Chief Executive Officer 1993 to April 2016), Stanley P. Silverstein and John F. Voith, which we collectively refer to as the “named executive officers”).

Summary Compensation Table

The following table discloses compensation paid or to be paid to the named executive officers with respect to fiscal 2017, fiscal 2016 and fiscal 2015.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		SARS/ Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Oscar Feldenkreis, Chief Executive Officer and President (As of April 2016)	2017 2016 2015	1,278,841 1,000,000 1,000,000	— 197,747 —	(4)	1,255,501 370,055 925,035	(5,6) (7) (8)	— — —	169,275 166,500 —	— — —	217,355 358,644 136,543	(12) (12) (12)	2,920,971 2,092,946 2,061,578

Anita D. Britt, Chief Financial Officer (Our then current CFO)	2017 2016 2015	423,330 423,425 411,000	— — —		254,021 82,251 123,308	(6,9) (7) (8)	— — —	22,563 68,541 —	— — —	20,874 24,446 24,560	(13) (13) (13)	720,779 598,663 558,868

George Feldenkreis, Executive Chairman	2017 2016 2015	809,615 1,000,000 973,077	— 197,747 —	(4)	232,507 370,055 925,035	(6) (7) (8)	— — —	169,275 166,500 —	— — —	319,986 232,833 227,096	(14) (14) (14)	1,531,383 1,967,135 2,125,208

John F. Voith, President, Golf Division	2017 2016 2015	515,000 515,306 500,000	— — —		360,495 116,710 175,021	(6,10) (7) (8)	— — —	32,025 113,775 —	— — —	34,577 26,758 25,204	(15) (15) (15)	942,097 772,549 700,225

Stanley P. Silverstein, President, International Development and Global Licensing	2017 2016 2015	515,000 509,808 500,000	— — —		360,495 116,710 —	(6,11) (7)	— — —	— 234,438 50,000	— — —	19,896 19,708 19,835	(16) (16) (16)	895,390 880,664 569,835

(1)	Fiscal 2017 and Fiscal 2016 salary reflect 27 payments compared to 26 payments in fiscal 2015.
(2)	The amounts shown are the grant date fair value calculated in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in Footnote 23 to our consolidated financial statement in our Annual Report on Form 10-K for fiscal 2017.
(3)	For fiscal 2017, the amount represents the bonuses earned under the 2015 LTI Plan, paid in fiscal 2018. For fiscal 2016, the amount for each of George Feldenkreis and Oscar Feldenkreis represent the bonuses paid under the 2014 LTI Plan. For fiscal 2016, the amounts for each of Anita D. Britt, John F. Voith and Stanley P. Silverstein represent bonuses paid under the Management Incentive Compensation Plan based on performance criteria established and achieved in fiscal 2016. Stanley Silverstein was granted a $50,000 “gatekeeper” bonus for fiscal 2015 pursuant to the MIP Plan.
(4)	Represents a bonus paid in connection with expanding fiscal 2016 adjusted EBITDA margin to 6.1% which was driven by adjusted gross margin expansion of 170 basis points.

(5)	Represents 44,333 shares of restricted stock granted in April 20, 2016, which vest up to 100%, provided that (a) certain performance criteria has been achieved as of the last day of fiscal 2019 and Mr. Feldenkreis is still an employee of the Company on such date (and Mr. Feldenkreis may be entitled to additional shares if the Company exceeds the performance criteria).
(6)	Represents shares of restricted commom stock that vest in three equal annual installments commencing April 20, 2017; 22,166 shares for Oscar Feldenkreis; 12,315 for George Feldenkreis; 4,485 for Anita Britt; and 3,819 for Stanley P. Silverstein and John F. Voith.
(7)	Represents shares of restricted common stock that vest in three equal annual installments commencing on April 22, 2016: 14,820 shares for George Feldenkreis and Oscar Feldenkreis; 3,294 shares for Anita D. Britt; and 4,674 shares for John F. Voith and Stanley P. Silverstein.
(8)	Represents shares of restricted common stock that vest in three equal annual installments commencing on April 28, 2015: 62,250 shares for George Feldenkreis and Oscar Feldenkreis: 8,298 shares for Anita D. Britt; and 11,778 for John F. Voith.
(9)	Represents 8,968 shares of restricted stock granted in April 20, 2016, which vest up to 100%, provided that (a) certain performance criteria has been achieved as of the last day of fiscal 2019 and Ms. Britt is still an employee of the Company on such date (and Ms. Britt may be entitled to additional shares if the Company exceeds the performance criteria).
(10)	Represents 15,275 shares of restricted stock granted in April 20, 2016, which vest up to 100%, provided that (a) certain performance criteria has been achieved as of the last day of fiscal 2019 and Mr. Voith is still an employee of the Company on such date (and Mr. Voith may be entitled to additional shares if the Company exceeds the performance criteria).
(11)	Represents 15,275 shares of restricted stock granted in April 20, 2016, which vest up to 100%, provided that (a) certain performance criteria has been achieved as of the last day of fiscal 2019 and Mr. Silverstein is still an employee of the Company on such date (and Mr. Silverstein may be entitled to additional shares if the Company exceeds the performance criteria).
(12)	Consists of: (i) $12,302 in fiscal 2017, for Oscar Feldenkreis’ personal use of our automobile and $11,474 and $12,661, in fiscal 2016 and 2015, respectively, for Oscar Feldenkreis’ personal use of two of our automobiles; (ii) $26,008 in each of fiscal 2017, 2016, and 2015 attributable to our payment of term life insurance premiums on policies for which Oscar Feldenkreis’ family is the beneficiary; (iii), $3,180, $2,795 and $3,120, in fiscal 2017, 2016, and 2015, respectively, in our 401(k) matching contributions; (iv) $2,009, $2,055, and $1,214, for fiscal 2017, 2016, and 2015, respectively, for the imputed value of group life insurance benefits for which Oscar Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $32,949, $33,688 and $25,800, in fiscal 2017, 2016, and 2015, respectively, attributable to our payment of health and long term disability benefits; (vi) $22,980, $20,940, and $19,988, in each of fiscal 2017, 2016 , and 2015, respectively, for country club membership fees; (vii) $81,851, $261,684, and $47,752, in fiscal 2017, 2016, and 2015 respectively, as reimbursement for the payment of New York non-resident income tax; and (viii) $36,076 in fiscal 2017 for legal fees related to new employment agreement.
(13)	Consists of: (i) $12,000, $12,000, and $12,000, in each of fiscal 2017, 2016, and 2015 respectively, for Ms. Britt’s automobile allowance; (ii) $6,298, $6,463, and $6,702, in fiscal 2017, 2016, and 2015 respectively, attributable to our payment of health and long term disability benefits; (iii) $1,017, $1,018, and $996, in fiscal 2017, 2016, and 2015, respectively, for the imputed value of group life insurance benefits for which Ms. Britt’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (iv) $1,560, $1,560, and $1,560, in fiscal 2017, 2016, and 2015 respectively, for a wireless phone allowance; and (v) $3,405 and $3,302 in fiscal 2016 and 2015 respectively, as reimbursement for the payment of New York non-resident income tax.
(14)	Consists of: (i) $4,113 and $6,663 for fiscal 2017 and 2016 for personal use of our automobiles; (ii) $154,930, in each of fiscal 2017, 2016, and 2015, attributable to our payment of term life insurance premiums on policies for which George Feldenkreis’ family is the beneficiary; (iii) $3,180, $2,929, and $3,166, in fiscal 2017, 2016, and 2015, respectively, in our 401(k) matching contributions; (iv) $9,492, $9,846, and $9,846, in each of fiscal 2017, 2016, and 2015, for the imputed value of group life insurance benefits for which George Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $36,075, $34,209, and $38,904, in fiscal 2017, 2016, and 2015 respectively, attributable to our payment of health and long term disability benefits; (vi) $43,920 in fiscal 2017, $22,980 relating to fiscal 2017 and $20,940 related to fiscal 2016 country club membership fees; (vii) $32,294, $24,256 and $20,250 and, in fiscal 2017, 2016, and 2015, respectively, as reimbursement for the payment of New York non-resident income tax and (viii) $35,982 in fiscal 2017 in legal fees related to new employment agreement.
(15)	Consists of: (i) $8,639, $8,872, and $8,639 in fiscal 2017, 2016, and 2015, respectively, attributable to our payment of health and long term disability benefits; (ii) $3,163, $3,154, and $2,182, in fiscal 2017, 2016, and 2015, respectively, for the imputed value of group life insurance benefits for which Mr. Voith’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (iii) $1,560, $1,560 and $1,560, in fiscal 2017, 2016, and 2015, respectively, for a wireless phone allowance; (iv) $3,180, $2,956, and $3,120 in fiscal 2017, 2016, and 2015, respectively, in our 401(k) matching contributions, and (v) $18,035, $10,216, and $9,703, in fiscal 2017, 2016, and 2015 respectively, as reimbursement for the payment of New York non-resident income tax.
(16)	Consists of: (i) $3,156, $3,155, and $3,155 in fiscal 2017, 2016, and 2015, respectively, for the imputed value of group life insurance benefits as to which Mr. Silverstein’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (ii) $1,560 for a wireless phone allowance in fiscal 2017, 2016, and fiscal 2015; (iii) $12,000 for Mr. Silverstein’s automobile allowance in fiscal 2017, 2016 and fiscal 2015; and (iv) $3,180, $2,993, and $3,120, in fiscal 2017, 2016, and 2015, respectively, in our matching 401(k) contributions.

Grants of Plan-Based Performance Cash and Equity Awards

The following table provides information with respect to our short-term and long-term incentive awards made to our named executive officers under our compensation plans during fiscal 2017:

Grants of Plan-Based Awards
Name	Type of award	Grant Date	Estimated Future Payments Non-Equity Incentive Plan Awards			Estimated Future Payments Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares or Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
George Feldenkreis, Executive Chairman	Annual Incentive Award(1)	4/20/2016	300,000	750,000	1,125,000	—	—	—	—	—
	Performance Unit Award(2)	4/20/2016	465,000	930,000	1,395,000	—	—	—	—	—
	Restricted Share Grant	4/20/2016	—	—	—	—	—	—	12,315	232,507

Oscar Feldenkreis, CEO and President	Annual Incentive Award(1)	4/20/2016	540,000	1,350,000	2,025,000	—	—	—	—	—
	Performance Unit Award(2)	4/20/2016	418,500	837,000	1.255,500	—	—	—	—	—
	Performance Restricted Share Award	4/20/2016	—	—	—	418,500	837,000	1.255,500	—	—
	Restricted Share Grant	4/20/2016	—	—	—	—	—	—	22,166	418,494

Anita D. Britt, Chief Financial Officer	Annual Incentive Award(1)	4/20/2016	67,728	169,320	253,980	—	—	—	—	—
	Performance Restricted Share Award	4/20/2016	—	—	—	84,660	169,320	253,980	—	—
	Restricted Share Grant	4/20/2016	—	—	—	—	—	—	4,485	84,677

John F. Voith, President, Golf Division	Annual Incentive Award(1)	4/20/2016	82,400	206,000	309,000	—	—	—	—	—
	Performance Restricted Share Award	4/20/2016	—	—	—	144,200	288,400	432,600	—	—
	Restricted Share Grant	4/20/2016	—	—	—	—	—	—	3,819	72,103

Stanley Silverstein, President, Int’l Development and Global Licensing	Annual Incentive Award(1)	4/20/2016	206,000	515,000	772,500	—	—	—	—	—
	Performance Restricted Share Award	4/20/2016	—	—	—	144,200	288,400	432,600	—	—
	Restricted Share Grant	4/20/2016	—	—	—	—	—	—	3,819	72,103

(1)	Reflects cash incentive amounts of 40% at threshold, 100% at target and 150% at maximum of applicable percentage of base salary that might have been paid to each named executive officer if such person had achieved pursuant to specific incentive performance levels based on various adjusted revenue growth, adjusted gross margin and/or adjusted operating profit margins ranges for fiscal 2017. The threshold performance level for adjusted gross margin was achieved and annual cash incentives were paid for fiscal 2017, as reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” set forth above. These awards are described in further detail under “Compensation Discussion and Analysis” above.
(2)	Reflects the threshold, target and maximum dollar amounts of performance unit awards that, depending on performance results achieved with respect to specified target levels of earning before taxes, as adjusted, return on invested capital, as adjusted and relative total shareholder return versus our fiscal 2017 peer group, might be paid to each named executive officer at the completion of the three year performance period ending on February 3, 2019. Vested performance unit awards are paid in cash equal to the number of performance units that vest, multiplied by $1.00, less applicable tax withholding. These awards are described in further detail under the “Compensation Discussion and Analysis” above.

(3)	Reflects the threshold, target and maximum dollar amounts of performance-based restricted shares that, depending on performance results achieved with respect to specified target levels of earning before taxes, as adjusted, return on invested capital, as adjusted and relative shareholder return versus our fiscal 2017 peer group, might be paid to each named executive officer at the completion of the three year performance period ending February 3, 2019. Vested performance-based restricted share awards are paid in restricted shares. These awards are described in further detail under the “Compensation Discussion and Analysis” above.
(4)	Represents time-vested restricted stock awarded to each named executive officer during fiscal 2017, which vest on a pro-rated basis over a three year period commencing on April 20, 2017. This amount is reflected in the “Stock Awards” column of the “Summary Compensation Table” set forth above. These time-vested restricted stock awards are described in further detail under “Compensation Discussion and Analysis” above.

None of our named executive officers participated in our pension plan and none of our named executive officers received any non-qualified deferred compensation during fiscal 2017.

Outstanding Equity Awards at Fiscal Year Ended January 28, 2017

The following table provides information with respect to outstanding stock options, SARS and restricted stock held by our named executive officers at January 28, 2017:

	Option/SARS Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARS Exercisable (#)	Number of Securities Underlying Unexercised Options/ SARS Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Oscar Feldenkreis,	57,894	—	—	28.38	4/10/2018	—		—	—		—
CEO & President	—	—	—	—	—	52,796	(2)	1,240,706	44,333	(7)	1,041,826

Anita D. Britt,	6,036	—	—	24.93	4/18/2017	—		—	—		—
Chief Financial Officer	4,944	—	—	28.38	4/10/2018	—		—	—		—
	5,000	—	—	4.53	3/16/2019	—		—	—		—
	7,660	—	—	18.19	3/18/2019	—		—	—		—
	—	—	—	—	—	9,447	(3)	222,005	8,969	(7)	210,772

George Feldenkreis,	70,674	—	—	24.93	4/18/2017	—		—	—		—
Executive Chairman	57,894	—	—	28.38	4/10/2018	—		—	—		—
	—	—	—	—	—	26,538	(4)	—	—		—

John F. Voith	7,640	—	—	24.93	4/18/2017	—		—	—		—
President, Golf Division	6,291	—	—	28.38	4/10/2018	—		—	—		—
	—	—	—	—	—	10,861	(5)	255,234	15,275	(7)	358,963

Stanley P. Silverstein, President, International Development and Global Licensing	—	—	—	—	—	56,935	(6)	1,337,973	15,275	(7)	358,963

(1)	Based on the closing sales price for our common stock on the NASDAQ Global Select Market on January 27, 2017, the last trading day of fiscal 2017, in the amount of $23.50 per share.
(2)	Includes (i) 22,166 shares of restricted stock that vest in three equal installment commencing on April 20, 2017; (ii) 9,880 shares of restricted stock that vest in two equal annual installments commencing on April 22, 2017; (iii) 20,750 shares of restricted stock that vest on April 28, 2017.
(3)	Includes (i) 4,485 shares of restricted stock that vest in three equal annual installments commencing on April 20, 2017; (ii) 2,196 shares of restricted stock that vest in two equal annual installments beginning on April 22, 2017 and (iii) 2,766 shares of restricted stock that vest on April 28, 2017.

(4)	Includes 26,538 shares of restricted stock that vested for accounting and income tax purposes, but are still subject to time vesting.
(5)	Includes (i) 3,819 shares of restricted stock that vest in three equal annual installments commencing on April 20, 2017; (ii) 3,116 shares of restricted stock that vest in two equal annual installments beginning on April 22, 2017 and (iii) 3,926 shares of restricted stock that vest on April 28, 2017.
(6)	Includes (i) 3,819 shares of restricted stock that vest in three equal annual installments commencing on April 20, 2017; (ii) 3,116 shares of restricted stock that vest in two equal annual installments beginning on April 22, 2017; and (iii) 50,000 shares of restricted stock which vest in two equal annual installments commencing on September 9, 2017.
(7)	These shares of restricted stock vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2019 , provided that the Company has met certain performance criteria and he or she is still an employee of the Company.

Option Exercises and Stock Vested in Fiscal 2017

The following table provides information on stock option exercises and vesting of restricted stock held by the named executive officers during fiscal 2017:

	Option/SARS Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
George Feldenkreis	—	—	86,184	(1)	1,778,046
Oscar Feldenkreis	4,910	239,584	43,239	(2)	831,538
Anita D. Britt	—	—	7,466	(3)	142,513
John F. Voith	2,115	75,726	10,597	(4)	202,279
Stanley P. Silverstein	—	—	26,558	(5)	518,922

(1)	Includes 11,828 shares withheld for the payment of taxes. Additionally, includes 42,945 shares that were accelerated for accounting and income tax purposes, which have a realized value of $946,508.
(2)	Includes 11,828 shares withheld for the payment of taxes.
(3)	Includes 1,688 shares withheld for the payment of taxes.
(4)	Includes 2,404 shares withheld for the payment of taxes.
(5)	Includes 562 shares withheld for the payment of taxes.

PAYOUT TO CERTAIN EXECUTIVE OFFICERS UPON TERMINATION OR

CHANGE IN CONTROL

This section describes payments that would be made to certain of our named executive officers as a result of (i) a termination of the executive due to death or disability, (ii) a termination of the executive without “cause” or the executive’s resignation for “good reason,” or (iii) a termination of the executive because a “change in control” has occurred and either we have terminated the executive without “cause” or the executive has quit for “good reason.” In quantifying the amounts we would pay to each executive under each of these circumstances, we have assumed that the executive’s termination occurred on January 28, 2017, which was the last day of fiscal 2017.

In all cases of termination of these executives, the executives would be entitled to receive (a) base salary earned during fiscal 2017 but not paid as of the last day of our fiscal year, and (b) annual incentive compensation awards earned during fiscal 2017 but not paid as of the last day of our fiscal year. The potential termination payments described below do not include these amounts, which are reflected in the Summary Compensation Table.

Upon termination of the employment agreement of Oscar Feldenkreis, our CEO/President, by reason of his death or disability (as defined in his employment agreement), Mr. Feldenkreis or his estate will be entitled to receive a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred, which have been earned but have not yet been paid, (c) his pro rata target bonus, (d) all performance-based compensation payable in cash and based on a performance metric other than stock price, payable on a pro rata basis based on the portion of the performance period completed as of the date of termination assuming that all target goals had been achieved, (e) all premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under the Company’s health plan, and (f) any other amounts earned under the employment agreement that have not been paid as of the termination of the employment agreement. All restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights, and all other equity-based long-term incentive compensation awards will immediately vest as of the termination date and will be paid or distributed, as the case may be, assuming that all target goals had been achieved as of the date of termination. In addition, all stock options held by Mr. Feldenkreis as of the date of his termination that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. Feldenkreis as of the date of his termination that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following the termination date.

Additionally, if the termination of Oscar Feldenkreis’ employment agreement occurs without cause (as defined in his employment agreement) or for good reason, he will receive all of the amounts that would have been due to him in the event of his death or disability, as described above, except that he shall receive (i) all of his annual incentive compensation award, without pro ration, based on the actual achievement of the performance goals as established under such arrangement, with respect to the year in which the termination occurs, payable when such annual incentive compensation award is paid to our other senior executives; (ii) all performance-based compensation, without pro ration, payable in cash and based on a performance metric other than stock price, based on the actual achievement of the performance goals established under such arrangement, payable when such performance-based compensation is paid to our other senior executives; and (iii) all performance-based equity incentive plan awards, which shall vest on the date that the performance goals established under such performance-based equity compensation arrangements are achieved. Additionally, Mr. Feldenkreis will receive a lump sum cash payment equal to 200% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason, plus (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason.

Oscar Feldenkreis’ agreement also provides for severance in the event he is terminated by us without cause within six months prior to or two years after a change in control, or if he quits for good reason during such period. In such case, he will be entitled to receive all of the amounts that would have been due to him in the event of his death or disability, as described above, plus a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that gave rise to the termination for good reason, and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason.

If Oscar Feldenkreis is terminated by us for a reason other than “cause” (as defined in his employment agreement) and we later determine that his employment could have been terminated by us for “cause,” then a “clawback” provision in his employment agreement requires the repayment to us immediately upon written demand by our Board of Directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due in the event of a termination for “cause.”

If Oscar Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2017, he would have been entitled to receive $22,935, representing premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage. Additionally, Mr. Feldenkreis would have been entitled to receive $925,000 relating to the fiscal 2015 long-term performance-based cash payout plan, $986,666 relating to the fiscal 2016 long-term performance-based cash payout plan, and $279,000 relating to the fiscal 2017 long-term performance-based cash payout plan, for a total of $2,213,601.

If Oscar Feldenkreis’ employment had been terminated by us without cause or he had resigned for good reason as of the end of fiscal 2017, he would have been entitled to receive all the amounts payable in the event of his death or disability described above, $2,213,601, plus $2,700,000, which represents 200% of his base salary, for a total of $4,913,601.

If Oscar Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2017, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above $2,213,601, plus $4,050,000, which represents 300% of his base salary, for a total of $6,263,601. Additionally, Mr. Feldenkreis’ 52,316 restricted stock would have vested.

The execution by Oscar Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

If the employment agreement of George Feldenkreis, our Executive Chairman, had terminated as a result of his death or disability, he had resigned, or been terminated by us without cause as of the end of fiscal 2017, he would have been entitled to receive $22,935, which represents premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage. Additionally, Mr. Feldenkreis would have been entitled to receive a lump sum cash payment of $1,000,000, $925,000 relating to the fiscal 2015 long-term performance based cash payout plan, $986,666 relating to the fiscal 2016 long-term performance based cash payout plan and $310,000 relating to the fiscal 2015 long-term performance based cash payout plan, for a total of $3,244,601. Additionally, Mr. Feldenkreis’ 26,538 shares of restricted stock would have vested.

If George Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had resigned for good reason during such time period, effective as of the end of fiscal 2017, he would have been entitled to receive all the amounts payable in the event of his death or disability, his resignation, or termination by us without cause as described above, $3,244,601, plus $2,250,000, which represents 300% of his base salary, for a total of $5,494,601. Additionally, Mr. Feldenkreis’ 26,538 shares of restricted stock would have vested.

The execution by George Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

Upon termination of the employment agreement of Mr. Silverstein, our International President, by reason of his death or disability (as defined in his employment agreement), Mr. Silverstein or his estate will be entitled to receive a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination, (b) reimbursement for expenses accrued during the term of employment, (c) vested benefits (including vacation) accrued through the date of such termination, (d) the Shares will immediately vest, and (e) any annual bonus in respect of the fiscal year preceding the fiscal year in which Mr. Silverstein’s employment ends and which has not yet been paid.

Additionally, if Mr. Silverstein’s employment agreement is terminated without cause (as defined in his employment agreement) or for good reason, he will receive all of the amounts that would have been due to him in the event of his death or disability, as described above, and a lump sum cash amount equal to 50% of his base salary.

Mr. Silverstein’s agreement also provides for severance in the event he is terminated by the Company without cause or by Mr. Silverstein for good reason within six months prior to or two years after a change in control. In such case, he will be entitled to receive all of the amounts that would have been due to him in the event of his death or disability, as described above, except that the Severance Payment will be increased to 200% of Mr. Silverstein’s base salary and bonus opportunity at target.

If Mr. Silverstein is terminated by the Company without cause (as defined in his employment agreement) and the Company later determines that his employment could have been terminated by the Company for cause, then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the Board of Directors of any amounts paid in conjunction with the termination without cause that would not have paid to him if he had been terminated for cause.

If Mr. Silverstein’s employment had terminated as a result of his death or disability as of the end of fiscal 2017, he would have been entitled to receive $33,298, which represents premiums for health insurance for Mr. Silverstein, his spouse and his dependents for the period they would be eligible for COBRA coverage.

If Mr. Silverstein’s employment had been terminated by us without cause or he had resigned for good reason as of the end of fiscal 2017, he would have been entitled to receive all the amounts payable in the event of his death or disability described above, plus $257,000 which represents 50% of his base salary, for a total of $290,798. Additionally, Mr. Silverstein’s 56,935 shares of restricted stock would have vested.

If Mr. Silverstein’s employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had resigned for good reason during such time period, effective as of the end of fiscal 2017, he would have been entitled to receive COBRA coverage, $33,298, plus $2,060,000, representing 200% of his base salary and 200% of his target bonus, for a total of $2,093,298. Additionally, Mr. Silverstein’s 56,935 shares of restricted stock would have vested.

The execution by Mr. Silverstein of a waiver of claims and general release is a condition to receiving the termination benefits described above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers, LLP our independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standard Section 380, Communication with Audit Committees, as currently in effect.

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers, LLP, required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017 for filing with the SEC.

THE AUDIT COMMITTEE

/s/ Bruce J. Klatsky, Chairman
/s/ Jane E. DeFlorio
/s/ Michael W. Rayden
/s/ J. David Scheiner

PROPOSAL 2 – ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires all publicly traded companies to hold a shareholder advisory vote on executive compensation, which is commonly referred to as a “Say-on- Pay” vote. This vote is to approve the compensation of our named executive officers as disclosed in the Executive Compensation and Compensation Discussion and Analysis sections of this proxy statement, including the compensation tables and the related narrative. We seek to closely align the interests of our executives with the interests of our shareholders. As described in Compensation Discussion and Analysis, our compensation programs are designed to reward our officers for the achievement of both short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that it is it not binding on the Company, our Board of Directors or the Compensation Committee. The vote on the proposed resolution set forth below is not intended to address any specific element of compensation, but rather relates to our overall compensation of our named executive officers, as described in this proxy statement. If there is a significant vote against our executive compensation, the Compensation Committee will endeavor to determine the reasons for the negative vote. Voting results provide little detail by themselves, and we may consult directly with shareholders to better understand their issues and concerns. The Board of Directors and management believe that it is useful and appropriate to seek the views of shareholders when considering the design and implementation of executive compensation programs.

Accordingly, we ask our shareholders to vote on the following resolution at the 2017 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

PROPOSAL 2 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY

VOTES ON OUR EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires all publicly traded companies to provide shareholders the opportunity to cast an advisory vote on whether future advisory votes on the executive compensation of our named executive officers should occur every year, every two years, or every three years. The Board of Directors continues to believe that “Say-on-Pay” votes should be conducted every year so that shareholders may annually express their views on our executive compensation philosophy and practices.

The option of one year, two years, or three years that receives the most votes by shareholders will be deemed the preferred frequency for the advisory vote on executive compensation that has been selected by the shareholders. Although this is an advisory vote and is non-binding, the Board of Directors and the Compensation Committee welcome shareholder input on their preference as to the frequency of an advisory vote on executive compensation.

PROPOSAL 3 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION EVERY “ONE” YEAR

PROPOSAL 4 – TO ADOPT THE COMPANY’S AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE COMPENSATION PLAN

We adopted the Perry Ellis International, Inc. 2015 Long-Term Incentive Compensation Plan (referred to in this section as the “2015 Plan”) on July 17, 2015. Currently the number of shares of our common stock authorized for issuance under the plan is 6,250,000. As of May 1, 2017, approximately 303,000 shares remain available for issuance under the 2015 Plan (subject to increases from the forfeiture and termination of previously issued awards as discussed below).

On March 16, 2017, the board of directors unanimously adopted, subject to shareholder approval at the Annual Meeting, an amendment and restatement of the 2015 Plan (as amended and restated, the “Amended Plan”) that increases the number of shares available for grants by an additional 1,400,000 shares to an aggregate of 7,650,000 shares of common stock. The board of directors believes it is advisable to have an additional 1,400,000 shares available for issuance in order to provide awards that are designed to attract and retain qualified directors, executive personnel and other key employees and consultants and to provide long-term incentive rewards to those selected individuals intended to align the interests of such individuals with those of our shareholders.

This proposal is being submitted to shareholders in order to ensure the Amended Plan’s compliance with the NASDAQ Global Select Market rules relating to shareholder approval of equity compensation plans, as well as to ensure the Amended Plan’s compliance with Section 162(m) of the Code with respect to any performance-vested awards that may be granted under the plan.

The recommended amendments would (i) increase the aggregate number of shares of common stock available for grants under the Amended Plan from 6,250,000 to 7,650,000 and, (ii) make other clarifications and technical revisions designed primarily to improve administration and ensure compliance with recent changes in the law including Code Section 409A. Other than the amendments noted above, the Amended Plan generally contains the same features, terms and conditions as the 2015 Plan. If our shareholders do not approve the Amended Plan, the 2015 Plan will remain in effect.

Determination of Shares to be Available for Issuance

As of May 1, 2017, approximately 303,000 shares remain available for issuance under the 2015 Plan (subject to increases from the forfeiture and termination of previously issued awards as discussed below).

Currently, the maximum aggregate number of shares that may be issued under the 2015 Plan is 6,250,000 shares of our common stock. Based on the number of shares subject to outstanding grants under the 2015 Plan as of May 1, 2017, 303,000 shares remain available for grant under the 2015 Plan. The board of directors believes it is advisable to have an additional 1,400,000 shares available for issuance in order to provide awards that are designed to attract and retain qualified directors, executive personnel and other key employees and consultants and to provide long-term incentive rewards to those selected individuals intended to align the interests of such individuals with those of our shareholders. If this Proposal 4 is approved by our shareholders at the 2017 Annual Meeting, the maximum aggregate number of shares that may be issued on or after June 13, 2017 under the Amended Plan the sum of (i) 1,400,000 shares, plus (ii) approximately 303,000 shares available for issuance under the 2015 Plan and the number of shares of our common stock with respect to awards previously granted under the 2015 Plan that terminate without being exercised, expire, are forfeited or canceled, are exchanged for Awards that do not involve shares of common stock, or are settled in cash in lieu of shares, subject to adjustments as described in the Amended Plan.

As with the 2015 Plan, the number of shares of our common stock reserved for issuance under the Amended Plan will be reduced on a one-for-one basis for each share of stock issued under the Amended Plan pursuant to a stock option or stock appreciation right and will be reduced by a fixed ratio of two shares for each one share of stock issued under the Amended Plan pursuant to any stock award other than a stock option or stock appreciation right. For example, if shares are issued pursuant to an award of 1,000 restricted shares, the share reserve under the Amended Plan will be reduced by 2,000 shares.

When deciding on the number of shares to be available for awards under the Amended Plan, our Compensation Committee considered a number of factors, including the number of shares currently available under the 2017 Plan, our past share usage (“burn rate”), the number of shares needed for future grants, a dilution analysis, competitive data from relevant peer companies, the current and future accounting expenses associated with our equity award practices, and input from our shareholders and shareholder advisory firms.

Dilution Analysis

As of May 1, 2017, our capital structure consisted of 15.7 million shares of common stock outstanding. As described above, 303,000 shares remain available for grant of awards under the 2015 Plan as of May 1, 2017, so the proposed share authorization is a request for 1,400,000 additional shares to be available for awards under the Amended Plan. The table below shows our potential dilution (referred to as “overhang”) levels based on our fully diluted shares of common stock and our request for 1,400,000 additional shares to be available for awards under the Amended Plan. The additional 1,400,000 shares represent 7% of our fully diluted shares of common stock, including all shares that will be authorized under the Amended Plan, as described in the table below. The board of directors believes that the increase in shares of common stock under the Amended Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity awards, which is an important component of our equity compensation program.

Potential Overhang with 1,400,000 Additional Shares

Stock Options and Stock Appreciation Rights Outstanding as of May 1, 2017	243,356
Weighted Average Exercise Price of Stock Options Outstanding as of May 1, 2017	$23.39
Weighted Average Remaining Term of Stock Options Outstanding as of May 1,2017	1.8 years
Outstanding Full Value Awards as of May 1, 2017	674,271

Total Equity Awards Outstanding as of May 1, 2017	917,627
Shares Available for Grant under the 2015 Plan as of May 1, 2017	303,441
Additional Shares Requested	1,400,000

Total Potential Overhang under the Amended Plan	2,621,068

Shares of Common Stock Outstanding as of May 1, 2017	15,734,117
Fully Diluted Shares of Common Stock	17,680,914
Potential Dilution as a Percentage of Fully Diluted Shares of Common Stock	14.8%

*	The Shares of Common Stock Outstanding as of May 1, 2017, includes the 674,271 Outstanding Full Value Awards as of May 1, 2017. As a result, the Fully Diluted Shares of Common Stock in the foregoing table consists of the Shares of Common Stock Outstanding as of May 1, 2017, plus the Total Potential Overhang under the Amended Plan minus the Outstanding Full Value Awards as of May 1, 2017.

The Outstanding Full Value Awards in the foregoing table are measured at target for the outstanding performance-based awards. Certain performance-based awards can be paid at 0% to 150% of target. All dividend equivalents are paid in cash under outstanding awards.

Based on our current equity award practices, our board of directors estimates that the authorized shares under the Amended Plan may be sufficient to provide us with an opportunity to grant equity awards for approximately two to three years, in amounts determined appropriate by the Compensation Committee, which will administer the Amended Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of our common stock, the mix of cash, options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Burn Rate

The following table sets forth the following information regarding the awards granted under the 2015 Plan: (i) the burn rate for each of the last three fiscal years and (ii) the average burn rate over the last three fiscal years. The burn rate for a year has been calculated as follows:

(i) the sum of (x) all stock options granted in the applicable year, (y) all time-based stock units and stock awards granted in the applicable year, multiplied by two (which represents a premium on full value share awards based on our annual stock price volatility), and (z) the number of all performance-based stock units and stock awards earned in the applicable year, multiplied by two, divided by (ii) the weighted average number of shares of common stock outstanding at the end of the applicable year.

Element	2017	2016	2015
Time-Based Stock Units and Stock Awards Granted	139,644	232,406	273,576
Performance-Based Stock Units and Stock Awards Earned	11,348	0	0

Total Full Value Awards x2	301,984	464,812	547,152
Stock Options and Stock Appretiation Rights Granted	0	8,130	18,537

Total Full Value Awards x2 and Stock Options Granted	301,984	472,942	565,689

Weighted Average Shares of Common Stock Outstanding as of Fiscal Year End	14,936,000	14,968,000	14,856,000	Three-Year Average
Burn Rate	2.02%	3.16%	3.81%	3.00%

The burn rate means that we used an annual average of 3.00% of the weighted average shares outstanding for awards granted (or in the case of performance-based awards, earned) over the past three years under the 2015 Plan.

The following table indicates the number of performance awards granted as compared to all other awards.

Element	2017	2016	2015
Time-Based Stock Units and Stock Awards Granted in the Applicable Year	139,644	232,406	273,576
Performance-Based Stock Units and Stock Awards Granted in the Applicable Year	184,004	0	0

Total Grants of Stock Units and Stock Awards	323,648	232,406	273,576

Performance-Based Stock Units and Stock Awards that were eligible to be Earned/Vested in the Applicable Year	59,858	41,143	27,296
Performance-Based Stock Units and Stock Awards Earned/Vested in the Applicable Year	11,348	0	0

Our board of directors believes that our executive compensation program, and particularly the granting of equity awards, allows us to align the interests of our non-employee directors, executives and other employees who are selected to receive awards with those of our shareholders. The Amended Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain non-employee directors, executives and other employees who we expect will contribute to our financial success. Our board of directors believes that awards granted pursuant to the Amended Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares of stock be authorized for issuance under the Amended Plan.

Summary of the Amended Plan

The following is a general description of the terms and conditions of the Amended Plan and does not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the Amended Plan, which is filed herewith as Annex A.

Purpose

The purpose of the Amended Plan is to assist us, including our subsidiaries and other designated affiliates in attracting, motivating, retaining and rewarding high-quality executives and other key employees, officers, directors, consultants and other persons who provide services to us, by enabling such persons to acquire or increase a proprietary interest in us in order to strengthen the mutuality of interests between such persons and our shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

Shares Available for Awards; Annual Per-Person Limitations

Under the Amended Plan, the total number of shares of common stock available for delivery pursuant to the grant of awards (“Awards”) shall be the sum of (i) 1,400,000, plus (ii) approximately 303,000 shares available for issuance under the 2015 Plan and the number of shares of our common stock with respect to Awards previously granted under the 2015 Plan that terminate without being exercised, expire, are forfeited or canceled, are exchanged for Awards that do not involve shares of common stock, or are settled in cash in lieu of shares. Any shares of our common stock that are subject to Awards of options or stock appreciation rights shall be counted against this limit as one share of common stock for every one share granted. Any shares of our common stock that are subject to Awards other than options or stock appreciation rights shall be counted against this limit as two shares of our common stock for every one share granted. Any shares of our common stock delivered under the Amended Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

The Amended Plan imposes individual limitations on the amount of certain Awards in part to comply with Section 162(m) of the Code. Under these limitations, during any fiscal year of the Company during any part of which the Amended Plan is in effect, no Participant may be granted (i) options or stock appreciation rights with respect to more than 500,000 shares of our common stock, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 500,000 shares of our common stock, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units with respect to any performance period is $5,000,000 (including any dividend equivalents granted in connection therewith) multiplied by the number of full years in the performance period. The maximum number of shares which may be granted to any non-employee director during any fiscal year is 100,000 shares. The total number of shares available for grants of incentive stock options (“ISOs”) is 750,000.

The Compensation Committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of our common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate. The Compensation Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility

The persons eligible to receive Awards under the Amended Plan are the officers, directors, employees, consultants and other persons who provide services to us. An employee on leave of absence may be considered as still in the employ of us for purposes of eligibility for participation in the Amended Plan. We presently have five non-employee directors, eight executive officers who are not directors, and approximately 2,500 other employees. We cannot determine the number of independent contractors and consultants eligible to receive grants. It is not possible to state the number of persons who will receive grants because the selection of participants rests within the discretion of the Compensation Committee.

Administration

The Amended Plan is to be administered by the Compensation Committee or a committee designated by the board of directors consisting of not less than two directors, provided; however, that except as otherwise expressly provided in the Amended Plan, the board of directors may exercise any power or authority granted to the Compensation Committee under the Amended Plan. Subject to the terms of the Amended Plan, the Compensation Committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant), and the rules and regulations for the administration of the Amended Plan, construe and interpret the Amended Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Compensation Committee may deem necessary or advisable for the administration of the Amended Plan.

Stock Options and Stock Appreciation Rights

The Compensation Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share of common stock subject to an option and the grant price of a stock appreciation right are determined by the Compensation Committee, but will not be less than the fair market value of a share of our common stock on the date of grant. For purposes of the Amended Plan, the term “fair market value” means the fair market value of our common stock, Awards or other property as determined by the Compensation Committee or under procedures established by the Compensation Committee. Unless otherwise determined by the Compensation Committee, the fair market value of our common stock as of any given date shall be the closing sales price per share of common stock during regular trading hours as reported on the principal stock exchange or market on which our common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the Compensation Committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the Compensation Committee. Options may be exercised by payment of the exercise price in cash, shares of common stock, outstanding Awards or other property (including loans to participants) having a fair market value equal to the exercise price, as the Compensation Committee may determine from time to time.

Restricted and Deferred Stock

The Compensation Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of and which shall be subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, unless otherwise determined by the Compensation Committee. An Award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below. Restricted stock, deferred stock, and other “full value” Awards under the Amended Plan reduce the number of shares of our common stock available for issuance under the Amended Plan by two shares of common stock for every full value Award under the Amended Plan.

Dividend Equivalents

The Compensation Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other Awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, Awards or otherwise as specified by the Compensation Committee.

Bonus Stock and Awards in Lieu of Cash Obligations

The Compensation Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other Awards in lieu of our obligations to pay cash under the Amended Plan or other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

Other Stock-Based Awards

The Compensation Committee or the board of directors is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. The Compensation Committee or the board of directors determines the terms and conditions of such Awards.

Performance Awards

The Compensation Committee is authorized to grant performance awards to participants on terms and conditions established by the Compensation Committee. The terms and conditions of any Performance Award granted under the Amended Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Compensation Committee and not inconsistent with the Amended Plan. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Compensation Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares of our common stock or other property, or any combination thereof, as determined by the Compensation Committee. Performance awards granted to persons whom the Compensation Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Compensation Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means the CEO and each Named Executive Officer whose compensation is required to be reported by reason of being among the four highest compensated officers for the fiscal year (other than the CEO). If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the Compensation Committee.

If and to the extent that the Compensation Committee determines that these provisions of the Amended Plan are to be applicable to any Award, one or more of the following business criteria for us, on a consolidated basis, or for our business or geographical units (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Compensation Committee in establishing performance goals for awards under the Amended Plan: (1) earnings per share; (2) revenues or margins; (3) royalties; (4) cash flow; (5) operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (10) working capital or working capital management, including inventory turnover and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above goals may be determined on an absolute or relative basis (e.g., growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to us. The Compensation Committee shall exclude the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles. The Compensation Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of common stock, other Awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Compensation Committee is authorized to place cash, shares of our common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the Amended Plan. The Compensation Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Amended Plan generally may not be pledged or encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3. Awards under the Amended Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant Awards in exchange for other Awards under the Amended Plan, awards under our other plans, or other rights to payment from us and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Vesting Restrictions

Awards granted under the Amended Plan shall vest over a period that is not less than one year from the date of grant. The Compensation Committee may provide for accelerated vesting without regard to the minimum vesting period in connection with a participant’s death or disability, or in the event of a change in control or certain other corporate transactions or events pursuant to which awards may be adjusted under the adjustment provisions of the Amended Plan (as described above). Up to 5% of the shares initially reserved for issuance under the Amended Plan (subject to adjustment as described below) may be granted under awards that are not subject to these vesting restrictions.

After the date of grant, the Compensation Committee has discretion to accelerate vesting in connection with a participant’s death or disability or in the event of a change in control or certain other corporate transactions or events pursuant to which awards may be adjusted under the adjustment provisions of the Amended Plan (as described below).

Effect of Change in Control

Unless the Compensation Committee determines otherwise, if a change in control occurs in which the Company is not the surviving corporation (or the Company survives only as a subsidiary of another corporation), all outstanding awards that are not exercised or paid at the time of the change in control will be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

The Compensation Committee will have the discretion to provide for full or partial vesting of Awards upon a Participant’s involuntary termination of employment or service that occurs in connection with a change in control, subject to the terms and conditions of a participant’s employment agreement, or if none, the award agreement. If the vesting of any such awards is based, in whole or in part, on performance, the applicable employment agreement or award agreement will specify how the portion of the award that becomes vested upon termination will be calculated.

In the event of a change in control, if all outstanding awards are not assumed by, or replaced with awards with comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Compensation Committee may take any of the following actions with respect to any or all outstanding awards, without the consent of any participant: (i) the Compensation Committee may determine that outstanding stock options and stock appreciation rights will automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding stock awards, stock units, cash awards and dividend equivalents will immediately lapse; (ii) the Compensation Committee may determine that participants will receive a payment in settlement of outstanding stock units, cash awards or dividend equivalents in such amount and form as may be determined by the Compensation Committee; (iii) the Compensation Committee may require that participants surrender their outstanding stock options and stock appreciation rights in exchange for a payment, in cash or stock as determined by the Compensation Committee, equal to the amount (if any) by which the fair market value of the shares of common stock subject to the unexercised stock option and stock appreciation right exceed the stock option exercise price or base price and (iv) the Compensation Committee may terminate outstanding stock options and stock appreciation rights after giving participants an opportunity to exercise the outstanding stock options and stock appreciation rights. Such surrender, termination or payment will take place as of the date of the change in control or such other date as the Compensation Committee may specify. If the per share fair market value of our stock does not exceed the per share exercise price or base price, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right.

Company Policies

All awards made under the Amended Plan will be subject to any applicable clawback or recoupment policies (including the clawback policy adopted by our board of directors), share trading policies and other policies that may be implemented by our board of directors or a committee thereof from time to time.

Prohibition on Repricing

Except as otherwise provided in connection with the adjustment provisions described above, the Compensation Committee will not, without shareholder approval, be permitted to (i) lower the exercise price if a stock option or the grant price of a stock appreciation right after it is granted, (ii) cancel a stock option or stock appreciation right when the exercise price or grant price, respectively, exceeds the fair market value of the underlying shares of common stock in exchange e for another Award, (iii) cancel or repurchase a stock option or stock appreciation right when the grant price per share exceeds the fair market value of the underlying shares for cash or other securities, or (iv) take any other action with respect to a stock option or stock appreciation right that may be treated as a repricing.

Amendment and Termination

The board of directors may amend, alter, suspend, discontinue or terminate the Amended Plan or the Compensation Committee’s authority to grant Awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or market on which shares of our common stock are then listed. Thus, shareholder approval may not necessarily be required for every amendment to the Amended Plan which might increase the cost of the Amended Plan or alter the eligibility of persons to receive Awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board of directors may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the board of directors, the Amended Plan will terminate at the earliest of (a) such time as no shares of our common stock remain available for issuance under the Amended Plan, (b) termination of the Amended Plan by the board of directors, or (c) the tenth anniversary of the date the Amended Plan was approved by the board of directors. Awards outstanding upon expiration of the Amended Plan shall remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences of Awards

The Amended Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The following is a general summary of certain U.S. federal income tax consequences to U.S. participants with respect to Awards granted under the Amended Plan based on the law as currently in effect. This discussion applies to participants who are citizens or residents of the U.S. and a U.S. taxpayer.

Nonqualified Stock Options

On exercise of a nonqualified stock option granted under the Amended Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is our employee or an employee of a “related entity,” as defined in the Amended Plan, that income will be subject to the withholding of federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our common stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his or her holding period for those shares will include his or her holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

The Amended Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in Section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of common stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” in connection with the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of common stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the Amended Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the Amended Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

We will be allowed a corresponding federal income tax deduction in an amount equal to the ordinary income recognized by the recipient, provided that the deduction is not otherwise disallowed under the Code.

Stock Appreciation Rights

We may grant SARs separate from any other award, which we refer to as Stand-Alone SARs, or in tandem with options, which we refer to as Tandem SARs, under the Amended Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no federal income tax deduction allowed to us upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the dividend equivalent award received. We generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 409A

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes requirements applicable to “nonqualified deferred compensation plans,” including rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer’s financial health. These rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the Awards to be granted under the Amended Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, deferred stock. It is intended that any Award agreement that will govern Awards subject to Section 409A will comply with these rules.

Section 162 Limitations

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. Even though we are seeking shareholder approval for purposes of section 162(m) of the Code, awards may be granted under the Amended Plan that do not qualify for the performance-based compensation exemption under Section 162(m), and the Compensation Committee retains full discretion to determine whether or not a particular award is intended to qualify as performance-based compensation under Section 162(m).

State and Local Income Taxes

In addition to U.S. federal income tax, participants may also be subject to U.S. state and local taxes with respect to Awards granted under the Amended Plan.

PROPOSAL 4 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since September 18, 2013. Fees for audit services paid to PricewaterhouseCoopers LLP totaled approximately $1,681,000 in fiscal 2017 and $1,425,000 in fiscal 2016, including fees associated with the annual audit of our financial and statutory statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, as well as services performed in connection with Sarbanes-Oxley attestation and other SEC filings, in fiscal 2017 and fiscal 2016.

Audit-Related Fees

We paid fees of $16,000 to PricewaterhouseCoopers LLP for audit-related services in fiscal 2016. We did not pay any fees for audit-related services in fiscal 2017.

Tax Fees

We did not pay any fees for tax-related services in either fiscal 2017 or fiscal 2016.

All Other Fees

We did not procure any other services from PricewaterhouseCoopers LLP in either fiscal 2017 or fiscal 2016.

Our Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

During fiscal 2017, our Audit Committee pre-approved all audit services performed by our independent registered public accounting firm and did not rely upon the de minimis exceptions described in Section 10A(i)(1)(B) of the Exchange Act.

PROPOSAL 5 – RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the fiscal year ending February 3, 2018. One or more representatives of PricewaterhouseCoopers LLP, are expected to be present at the 2017 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

Shareholder approval is not required for the appointment of PricewaterhouseCoopers LLP since the Audit Committee is responsible for selecting the independent registered public accounting firm. However, the appointment is being submitted for ratification at the 2017 Annual Meeting as a matter of good corporate governance practice. No determination has been made as to what action the Board of Directors or the Audit Committee would take if shareholders do not ratify the appointment. If this occurs, the Audit Committee intends to evaluate the audit services the Company currently receives and may reconsider the Audit Committee’s selection if the Audit Committee deems it to be in the best interests of the Company.

PROPOSAL 5 – THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the proxy statement.

We will promptly deliver, upon oral or written request, a separate copy of the proxy statement or Annual Report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary by phone at (305) 592-2830 or by mail to the Corporate Secretary, 3000 N.W. 107th Avenue, Miami, Florida 33172.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact the Corporate Secretary by phone at (305) 592-2830 or by mail to the Corporate Secretary, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request that only a single copy of the proxy statement be mailed in the future.

OTHER BUSINESS

Our board knows of no other business to be brought before the 2017 Annual Meeting. If, however, any other business should properly come before the 2017 Annual Meeting, the persons named in the accompanying proxy card will vote the proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS AT 2018 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, a shareholder intending to present a proposal to be included in our Proxy Statement for our 2018 Annual Meeting must deliver a proposal in writing to our principal executive offices, located at 3000 N.W. 107th Avenue, Miami, Florida 33172, Attn: General Counsel, no later than January 9, 2018. In order to avoid controversy, shareholders should submit proposals by means (including electronic) that permit them to prove the date of delivery.

Our Fifth Restated Articles of Incorporation and Second Amended and Restated Bylaws also establish an advance notice procedure with regard to shareholder proposals that are not submitted for inclusion in our proxy statement and director nominations that a shareholder wishes to present directly at an annual meeting. For such shareholder proposals and director nominations to be properly brought before the 2018 Annual Meeting, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, at the address listed above, no later than 60 days and no earlier than 90 days in advance of the date of such meeting. All such shareholder proposals and director nominations must comply with the requirements of our Fifth Restated Articles of Incorporation and Second Amended and Restated Bylaws, copies of which may be obtained at no cost from the Secretary of the Company. If notice is not so provided, the notice will be considered untimely under Rule 14a-4 under the Exchange Act and our proxies will have discretionary voting authority with respect to such proposal, without including information regarding such proposal in our proxy materials.

APPENDIX A

PERRY ELLIS INTERNATIONAL, INC.

AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE COMPENSATION PLAN

(As Amended and Restated Effective as of March 16, 2017)

1. Purpose. The purpose of this PERRY ELLIS INTERNATIONAL, INC. 2015 LONG-TERM INCENTIVE COMPENSATION PLAN, as amended and restated (the “Plan”) is to assist Perry Ellis International, Inc., a Florida corporation (the “Company”), and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other key employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. This Plan was initially adopted by the Board on March 24, 2005, was amended and restated effective March 13, 2008, March 17, 2011 and July 17, 2015, and has been amended and restated to read as set forth herein effective as of the Effective Date.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, Share granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(b) “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which may, but does not need to be, executed by the Company or the Participant.

(c) “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall, with respect to any Participant, have the meaning specified in the Participant’s employment agreement with the Company or if no such employment agreement exists, the Award Agreement. In the absence of any definition in an applicable employment agreement or the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, or any policies and procedures established from time to time by the Company or any Related Entity, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) any involvement by the Participant in fraud, misappropriation or embezzlement related to the business or property of the

Company, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g) “Change in Control” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Change in Control” means a Change in Control as defined with related terms in Section 9(b) of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, then the Independent members of the Board shall serve as the Committee. The Committee shall consist of at least two directors, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”.

(j) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) or entity who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(k) “Continuous Service” means the uninterrupted active provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(l) “Covered Employee” means an Eligible Person who is or is likely to be a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(m) “Deferred Stock” means a right to receive Shares, including Restricted Stock, cash or a combination thereof, at the end of a specified deferral period.

(n) “Deferred Stock Award” means an Award of Deferred Stock granted to a Participant under Section 6(e) hereof.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in an Award Agreement, “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(q) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(r) “Effective Date” means June    , 2017, subject to approval on such date by shareholders of the Company eligible to vote in the election of Directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of the Nasdaq Global Select Market, and other laws, regulations, and obligations of the Company applicable to the Plan.

(s) “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee who is on an approved leave of absence (including sick leave, military leave, or any other authorized personal leave) may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(t) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(v) “Fair Market Value” means as of any date that requires the determination of the Fair Market Value of a Share under this Plan or any Award Agreement, the value of a Share on such date of determination, calculated as follows:

(i) If the Shares are then listed or admitted to trading on the Nasdaq Global Select Market or other national securities exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price per Share during regular trading hours on such date on the Nasdaq Global Select Market or principal securities exchange on which the Shares are then listed or admitted to trading, or, if no closing sale price for the Shares is quoted on such day, then the Fair Market Value shall be the closing sale price of the Shares during regular trading hours on the Nasdaq Global Select Market or such securities exchange on the next preceding day on which a closing sale price is reported;

(ii) If the Shares are not then listed or admitted to trading on the Nasdaq Global Select Market or another securities exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Shares during regular trading hours in the over-the-counter market on such date; or

(iii) If neither (i) nor (ii) is applicable as of such date, then the Fair Market Value shall be determined by the Committee in good faith using any reasonable method of valuation, which determination shall be conclusive and binding on all interested parties.

For the avoidance of doubt, when approving or authorizing an Award, the Committee can provide for the grant of an Award at a future date and in such event the determination of Fair Market Value as required under this Plan shall be as of such date of grant.

(w) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Participant’s employment agreement with the Company or if no such employment agreement exists, the Award Agreement. In the absence of any definition in an applicable employment agreement or the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the assignment to the Participant of any substantial duties or responsibilities inconsistent in any material respect with the Participant’s duties or responsibilities as assigned by the Company or a Related Entity, excluding for this purpose any action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than any failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; or (iii) the Company’s or Related Entity’s requiring the Participant to be based at any office or location outside of 50 miles from the location of employment or service as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities;

provided, however, that for any of the foregoing to constitute Good Reason, the Participant must provide written notification of the Participant’s intention to resign within 60 days after the Participant knows or has reason to know of the occurrence of any such event, and the Company or Related Entity shall have 30 days following the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company or Related Entity, such event shall no longer constitute Good Reason. If the Company or Related Entity does not cure the condition constituting Good Reason within 30 days following the date of receipt of the notice from the Participant, the Good Reason termination shall be effective on the first day following the end of the 30-day cure period.

(x) “Incentive Stock Option” means any Option granted under and in accordance with the terms of Section 6(b), that meets the requirements of Section 422 of the Code or any successor provision thereto and is designated by the Committee in the applicable Award Agreement as an Incentive Stock Option.

(y) “Independent”, when referring to either the members of the Board or members of the Committee, shall have the same meaning as used in the rules of the Nasdaq Global Select Market or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Global Select Market.

(z) “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) of the Plan.

(aa) “Option” means a right granted to a Participant under and in accordance with the terms of Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(bb) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(cc) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(dd) “Participant” means a person who was an Eligible Person at the time of grant and has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(ee) “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 6(h).

(ff) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured, provided that such period shall be a minimum of 12 months and not more than five years.

(gg) “Performance Share” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(hh) “Performance Unit” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ii) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(jj) “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(kk) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(ll) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(mm) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(nn) “Shares” means the shares of common stock of the Company, par value $0.01 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(oo) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(pp) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or controls the board of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(qq) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines; provided that the terms and conditions of each such Substitute Award (including, without limitation, the exercise price and number of Shares subject to such Substitute Award) shall be determined in accordance with Treasury Regulations section 1.409A-1(b)(5)(v)(D).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those Directors who are Independent, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, in its sole discretion but subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards (including Substitute Awards), prescribe the form of Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan, Award Agreements and any other instrument or agreement relating to, or awards made under, the Plan and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. The terms and conditions prescribed by the Committee in any Award Agreement may include, in the discretion of the Committee, provisions requiring that a Participant forfeit and/or repay to the Company all or any portion of the value of any Award in the event that the Participant violates any noncompetition, nonsolicitation, confidentiality or other agreement with the Company or any Related Entity. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of other Eligible Persons or Participants.

(b) Manner of Exercise of Committee Authority. Notwithstanding anything herein to the contrary, the Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities,

Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “qualified performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, attorneys, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares available for delivery under the Plan shall be the sum of (i) 1,400,000, plus (ii) the number of Shares with respect to Awards previously granted under the Plan that terminate without being exercised, expire, are forfeited or canceled, are exchanged for Awards that do not involve Shares, or are settled in cash in lieu of Shares. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two Shares for every one Share granted. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares available for grants of Incentive Stock Options is 750,000.

(b) Application of Limitation to Grants of Award. No Award may be granted if the number of Shares to be delivered in connection with such an Award or, in the case of an Award relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights), the number of Shares to which such Award relates, exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) Any Shares that are subject to an Award that terminates without being exercised, expires, is forfeited or canceled, is exchanged for an Award that does not involve Shares or is settled in cash in lieu of Shares, shall, to the extent of such termination, expiration, forfeiture, cancellation, or exchange for another Award or settlement in cash, again be available for Awards under the Plan, subject to Section 4(c)(v) below. If the Company uses the proceeds from the exercise of an Option to repurchase Shares, the Shares so repurchased shall not again be available for Awards under the Plan. With respect to Stock Appreciation Rights, when a stock-settled Stock Appreciation Right is exercised, the full number of Shares subject to the Award Agreement shall be counted against the number of Shares available for future Awards under the Plan, regardless of the number of Shares used to satisfy the Stock Appreciation Right upon exercise.

(ii) In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall not again be available for Awards under the Plan.

(iii) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv) Any Shares that again become available for grant pursuant to this Section 4(c) shall be added back as one Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan, and two Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

(v) Notwithstanding anything in this Section 4(c) to the contrary and solely for purposes of determining whether Shares are available for the delivery of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any Shares restored pursuant to this Section 4(c) that, if taken into account, would cause the Plan to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons; provided that Incentive Stock Option may be granted only to Employees. Subject to adjustment as provided in Section 10(c), in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options or Stock Appreciation Rights with respect to more than 500,000 Shares or (ii) Restricted Stock, Deferred Stock, Performance Shares and/or Other Stock-Based Awards with respect to more than 500,000 Shares. In addition, the maximum dollar value payable to any one Participant with respect to Performance Units (including any Dividend Equivalents granted in connection therewith) for any Performance Period is $5,000,000 multiplied by the number of full years in the Performance Period. The limit in the foregoing sentence shall apply separately to each Performance Period, even though Performance Periods may overlap in time. In addition, the maximum number of Shares which may be granted to any Director in any fiscal year of the Company during any part of which the Plan is in effect shall not exceed 100,000 shares, subject to adjustment as provided in Section 10(c).

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The terms and conditions of each Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. Notwithstanding Section 7(f), the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan or that is prohibited by applicable law or securities exchange rule. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Florida law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions; provided that Incentive Stock Options may be granted only to Employees. The terms and conditions of any Option granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

(i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c), the Committee shall not, without approval of the Company’s shareholders, be permitted to effect any re-pricing by (A) lowering the exercise price per Share of an Option after it is granted, (B) cancelling an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award, including a Stock Option or Stock Appreciation Right (other than in connection with Substitute Awards), (C) cancelling or repurchasing an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares for cash or other securities, or (D) take any other action with respect to an Option that may be treated as a re-pricing.

(ii) Time and Method of Exercise. Subject to Section 7(f), the Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure to the extent that it does not violate the prohibition on personal loans to executive officers and Directors imposed by the Sarbanes-Oxley Act of 2002), the form of such payment, including, without limitation, cash, Shares, other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants. Except under certain circumstances contemplated by Section 9 or as may be set forth in an Award Agreement with respect to the death or Disability of a Participant, Options shall not be exercisable before the expiration of one year from the date the Option is granted. In addition, the term of each Option shall be fixed by the Committee, but shall not exceed 10 years from the date of grant thereof.

(iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B) the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) during any calendar year exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

(c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, which are set forth in an Award Agreement, including the following:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right. Other than pursuant to Section 10(c), the Committee shall not, without shareholder approval, be permitted to effect any re-pricing by (A) lowering the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancelling a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award, including a Stock Appreciation Right or Stock Option (other than in connection with Substitute Awards), (C) cancelling or repurchasing Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares for cash or other securities, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a re-pricing. A Freestanding Stock Appreciation Right shall not be exercisable before the expiration of one year from the date of grant, except under certain circumstances contemplated by Section 9 or as may be set forth in an Award Agreement with respect to the death or Disability of a Participant.

(ii) Other Terms. Subject to the restrictions set forth in Section 7(f), the Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement (recognizing that settlement in cash or property other than Shares may cause the Award to be treated as a liability and therefore subject to potentially unfavorable financial accounting treatment), method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”). The terms and conditions of any Restricted Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and, subject to Section 6(d)(iv) below, the right to receive dividends thereon.

During the Restriction Period, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan, provided that any cash dividends with respect to Restricted Stock Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such cash dividends shall not be paid if the performance goals are not satisfied. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e) Deferred Stock Award. The Committee is authorized to grant Deferred Stock Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Deferred Stock Award shall occur upon expiration of the deferral period specified for such Deferred Stock Award by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, a Deferred Stock Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. The terms and conditions of any Deferred Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. A Deferred Stock Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Deferred Stock Award, a Deferred Stock Award carries no voting or dividend or other rights associated with Share ownership.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock Award), the Participant’s Deferred Stock Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Deferred Stock Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Deferred Stock Award.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, any Dividend Equivalents that are granted with respect to any Deferred Stock Award shall be either (A) paid with respect to such Deferred Stock Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock Award and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect; provided that any Dividend Equivalents with respect to Deferred Stock Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such Dividend Equivalents shall not be paid if the performance goals are not satisfied.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. The terms and conditions of any Shares or Awards granted hereunder shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the terms of the Plan.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. The terms and conditions of any award of Dividend

Equivalents under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, or a combination thereof, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The amount, terms and conditions of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the terms of the Plan. The performance goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The Committee shall determine whether, and the extent to which, the applicable performance goals have been achieved or satisfied and the amount of the Performance Awards that will be distributed based upon such determination. Except as provided in Section 9 or provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. Performance Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis.

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards granted under the Plan, which terms and conditions shall not be inconsistent with the Plan and shall be set forth in an Award Agreement. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity and cashless exercise programs, provided that such loans and cashless exercise programs are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or prohibiting personal loans to executive officers and Directors of the Company and certain Related Entities under any other applicable law), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine. Notwithstanding the foregoing, any cash dividends and/or Dividend Equivalents with respect to Other Stock-Based Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such cash dividends and/or Dividend Equivalents shall not be paid if the performance goals are not satisfied, except that the Participant shall have the right to vote any Shares distributed with respect to an Other Stock-Based Award in connection with a stock split or stock dividend.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock).

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of 10 years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the Nasdaq Global Select Market or any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on either the Nasdaq Global Select Market or a national securities exchange, then the rules of the Nasdaq Global Select Market. Subject to any other provisions of the Plan to the contrary, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A. Each Award shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code, and any Award Agreement and the terms of the Plan as applicable to such Award shall be interpreted and construed in compliance with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, to the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, it is the intent of the parties to the applicable Award Agreement that such Award Agreement incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, including, but not limited to: (1) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (2) payments to be made upon a termination of Continuous Service shall only be made upon a “separation from service” under Section 409A of the Code, (3) payments to be made upon a Change in Control shall only be made upon a “change of control event” under Section 409A of the Code, (4) unless the Award specifies otherwise, each payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (5) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Award made under the Plan that is subject to Section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the

Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code. Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.

(f) Minimum Vesting Restriction. Stock Options and Stock Appreciation Rights shall fully vest over a period that is not less than one year from the date of grant. In addition, up to five percent of the Shares subject to the aggregate share reserve set forth in Section 4(a) as of the Effective Date may be subject to Stock Options and Stock Appreciation Rights that are not subject to the foregoing vesting restriction.

8. Code Section 162(m) Provisions.

(a) Covered Employees. If the Committee, in its discretion, determines at the time a Performance Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Performance Award, a Covered Employee, that such Performance Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then the provisions of this Section 8 shall be applicable to such Performance Award.

(b) Performance Criteria. If the Committee intends that a Performance Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) royalties; (4) cash flow; (5) operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (10) working capital or working capital management, including inventory turnover and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above criteria may be measured on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(c) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period as specified by the Committee. Performance goals shall be established not later than (i) 90 days after the beginning of any Performance Period applicable to such Performance Awards, or (ii) the date on which 25% of the days in the Performance Period have elapsed, or at such other date as may be required or permitted for “qualified performance-based compensation” under Code Section 162(m). The Committee, in its discretion, may, but need not, establish different Performance Periods and different performance goals with respect to one or more Participants.

(d) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the performance goals and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “qualified performance based compensation” under Code Section 162(m).

(f) Shareholder Reapproval of Performance Criteria. If and to the extent required in order to qualify as “performance based compensation” under Code Section 162(m), the performance criteria set forth in paragraph (a) of this Section 8 and any other material terms of the performance goals used to measure Performance Awards subject to this Section 8, shall be disclosed to and reapproved by shareholders of the Company not later than the first meeting of shareholders of the Company that occurs in the fifth year following the year in which the Company’s shareholders previously approved the performance goals.

(g) Section 162(m) Authority. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, if an Award under the Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of the Plan or an Award Agreement would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

9. Change in Control.

(a) Effect of “Change in Control.” Subject to Section 9(a)(iv), and if and only to the extent provided in the Award Agreement, or to the extent otherwise determined by the Committee, upon the occurrence of a Change in Control:

(i) Assumption of Outstanding Awards. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Change in Control shall be assumed by, or substituted with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). For the purposes of this Section 9(a)(i), an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted

Stock Award, Deferred Stock Award or Other Stock-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may, with the consent of the surviving corporation (or a parent or subsidiary of the surviving corporation), provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the surviving corporation (or a parent or subsidiary of the surviving corporation) substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. After a Change in Control, references to the “Company” as they relate to employment matters shall include the successor employer.

(ii) Vesting Upon Certain Terminations of Employment. The Committee shall have the discretion to provide for full or partial vesting of Awards upon a Participant’s involuntary termination of Continuous Service that occurs in connection with a Change in Control, subject to such terms and conditions set forth in a Participant’s employment agreement, or if none, the Award Agreement. If the vesting of any such Awards is based, in whole or in part, on performance, the applicable employment agreement or Award Agreement shall specify how the portion of the Award that becomes vested pursuant to this 9(a)(ii) shall be calculated.

(iii) Other Alternatives. In the event of a Change in Control, if all outstanding Awards are not assumed by, or substituted with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (1) the Committee may determine that outstanding Stock Options and Stock Appreciation Rights not previously vested and exercisable as of the time of the Change in Control shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof; (2) restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Deferred Stock Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof; (3) the Committee may determine that Participants shall receive a payment in settlement of outstanding Restricted Stock Awards, Deferred Stock Awards or an Other Stock-Based Awards, in such amount and form as may be determined by the Committee; (4) the Committee may require that Participants surrender their outstanding Stock Options and Stock Appreciation Rights in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the Stock Option exercise price or Stock Appreciation Right grant price; and (5) after giving Participants an opportunity to exercise all of their outstanding Stock Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Shares does not exceed the per Share Stock Option exercise price or Stock Appreciation Right grant price, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Stock Option or Stock Appreciation Right.

(b) Definition of “Change in Control”. Unless otherwise specified in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) During any period of two consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the Committee may provide for a different definition of “Change in Control” in an Award Agreement if it determines that such different definition is necessary or appropriate, including without limitation, to comply with the requirements of Section 409A of the Code.

10. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Other Adjustments. The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the performance goals included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any

Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, or Performance Awards granted pursuant to Section 8(b) hereof to Covered Employees and intended to qualify as “qualified performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “qualified performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares (or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of the Nasdaq Global Select Market or any national securities exchange on which any securities of the Company are listed for trading, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(i) Recoupment Policy. All Awards made under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or a committee thereof from time to time.

(j) Disclaimer. Although it is the intent of the Company that the Plan and Awards hereunder, to the extent the Committee deems appropriate and to the extent applicable, comply with Rule 16b-3 and Sections 162(m), 409A and 422 of the Code: (a) none of the Company, the Board, the Committee, or any other person warrants that any Award under this Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Board or the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Rule 16b-3 or Section 162(m), 409A or 422 of the Code or for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

(j) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(k) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Florida without giving effect to principles of conflict of laws, and applicable federal law.

(l) Non-U.S. Laws. With respect to any Participant who is resident outside of the U.S., the Committee shall have the authority to adopt such modifications, procedures, Award Agreements and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to such Participants and to meet the objectives of the Plan.

(m) Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date. Awards may be granted after the Board approves the Plan and subject to shareholder approval on the Effective Date, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

Fitch Proof 89174 Perry Ellis Proxy Card Front YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. 2017 Annual Meeting of PERRY ELLIS INTERNATIONAL, INC. Shareholders June 13, 2017 This Proxy Is Solicited on Behalf of the Board of Directors Please Be Sure to Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided ? FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ? PROXY Please mark your votes X The Board of Directors recommends you vote FOR the director nominee listed in Proposal 1, FOR Proposal 2, “1 YEAR” for like this Proposal 3, and FOR Proposal 4 and Proposal 5. 1. Election of Directors of the Company to 4. Approval of the Company’s Amended FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN and Restated 2015 Long-Term Incentive serve until the 2018 Annual Meeting of Compensation Plan. Shareholders. Nominee: 5. Ratification of the Audit Committee’s 01) J. David Scheiner FOR AGAINST ABSTAIN appointment of PricewaterhouseCoopers FOR AGAINST ABSTAIN LLP as the Company’s independent registered 2. Advisory resolution to approve the public accounting ?rm for the ?scal year compensation of the Company’s named ending February 3, 2018. executive of?cers for the ?scal year ended January 28, 2017 as disclosed in the Company’s Annual Meeting Proxy Statement. 3. Advisory resolution to approve the frequency 1 YEAR 2 YEARS 3 YEARS ABSTAIN of the advisory vote on the Company’s COMPANY ID: executive compensation. PROXY NUMBER: ACCOUNT NUMBER: Signature____________________________________________ Signature_____________________________________________ Date____________, 2017. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.
89174_REV1_PERRY-ELLIS_PROXY-CARD.indd 1 5/1/17 3:43 PM

Fitch Proof 89174 Perry Ellis Proxy Card Back Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 13, 2017 This proxy statement and our annual report to shareholders on Form 10-K are available at: http://www.cstproxy.com/perryellis/2017 ? FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ? PROXY PERRY ELLIS INTERNATIONAL, INC. 2017 Annual Meeting of Shareholders June 13, 2017 This Proxy Is Solicited on Behalf of the Board of Directors By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or internet, and appoint George Feldenkreis and Oscar Feldenkreis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them, or either of them, to represent and to vote, and otherwise act on behalf of the undersigned with all powers that the undersigned would have if personally present thereat, with respect to, all of the shares of common stock of Perry Ellis International, Inc., a Florida corporation (the “Company”), that you are entitled to vote, as of the May 1, 2017 record date, at the 2017 Annual Meeting of Shareholders to be held on June 13, 2017, at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172, and any adjournment, postponement, continuation or rescheduling thereof. In accordance with the discretion and at the instruction of the Board of Directors or an authorized committee thereof, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the 2017 Annual Meeting subject to the conditions described in the Company’s Annual Meeting proxy statement. Subject to the conditions set forth in the proxy statement, if any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof. This proxy, when properly executed, will be voted in the manner directed herein. Where no direction is given, the shares represented by this proxy will be voted in accordance with the Board of Directors’ recommendations. Unless a contrary direction is indicated, this proxy will be voted “FOR” the nominee listed in Proposal 1, “FOR” Proposal 2, “1 YEAR” for Proposal 3, “FOR” Proposal 4 and “FOR” Proposal 5. (Continued, and to be marked, dated and signed, on the other side) 89174_REV1_PERRY-ELLIS_PROXY-CARD.indd 2 5/1/17 3:43 PM